UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

QUADRAMED CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUADRAMED CORPORATION

12110 SUNSET HILLS ROAD

RESTON, VIRGINIA 20190

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

TO BE HELD JUNE 7, 2007

To the Stockholders of QuadraMed Corporation:

NOTICE IS HEREBY GIVEN that QuadraMed Corporation’s 2007 Annual Meeting of Stockholders will be held at 9:00 AM on Thursday, June 7, 2007, at our corporate headquarters located at 12110 Sunset Hills Road, Suite 600, Reston, Virginia 20190.

At the meeting, we will ask stockholders to:

1.	Elect five Directors for a term of one year;

2.	Approve and ratify an amendment to the 2004 Stock Compensation Plan to increase the number of shares of common stock reserved for issuance under the Plan from 1,536,369 to 4,536,369 shares;

3.	Approve and ratify an amendment to the 2004 Stock Compensation Plan relating to the definition of fair market value;

4.	Approve BDO Seidman, LLP as QuadraMed’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007; and

5.	Consider any other matters that properly come before the meeting.

We plan to hold a brief business meeting focused on these items, and we will attend to any other proper business that may arise. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSALS 1, 2, 3 AND 4. These proposals are further described in the proxy statement.

Also enclosed is QuadraMed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. At the meeting, there will be a brief presentation on QuadraMed’s operations, and we will offer time for your comments and questions.

Only QuadraMed stockholders of record at the close of business on April 9, 2007 are entitled to notice of, and to vote at, the meeting and any adjournment of it. A quorum is a majority of QuadraMed’s outstanding shares of common stock. For ten (10) days prior to the annual meeting, a list of stockholders entitled to vote will be available for inspection at QuadraMed’s headquarters located at 12110 Sunset Hills Road, Suite 600, Reston, Virginia 20190.

YOUR VOTE IS IMPORTANT. WE URGE YOU TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE 2007 ANNUAL MEETING.

By order of the Board of Directors,

Robert L. Pevenstein Chairman of the Board

PROXY STATEMENT FOR

2007 ANNUAL MEETING OF STOCKHOLDERS OF

QUADRAMED CORPORATION TO BE HELD ON

JUNE 7, 2007

GENERAL INFORMATION ABOUT QUADRAMED’S ANNUAL MEETING

The Company intends to mail this proxy statement and accompanying proxy card to all stockholders entitled to vote at the annual meeting, on or about April 30, 2007.

WHEN AND WHERE IS THE ANNUAL MEETING?

The annual meeting will be held on Thursday, June 7, 2007, at 9:00 AM at the Company’s headquarters in Reston, Virginia. Directions to the meeting are at the back of this proxy statement.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Anyone who owns of record QuadraMed common stock as of the close of business on April 9, 2007 is entitled to one vote per share owned. There were 44,044,780 shares of common stock outstanding on that date, in addition to 456,500 treasury shares.

Under the terms of the Certificate of Designation for the Series A Cumulative Mandatory Convertible Preferred Stock (“Series A Preferred Stock”), the holders of Series A Preferred Stock do not have voting rights for any of the proposals contained in this proxy statement. As of April 9, 2007, there were 4,000,000 shares of the Company’s Series A Preferred Stock outstanding.

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES AND WHEN?

QuadraMed’s Board of Directors is soliciting your “proxy,” or your authorization for our representatives to vote your shares. Your proxy will be effective for the June 7, 2007 meeting and at any adjournment or continuation of that meeting.

WHO IS PAYING FOR AND WHAT IS THE COST OF SOLICITING PROXIES?

QuadraMed is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, telegraph, or special letter by QuadraMed’s directors, officers, and regular employees for no additional compensation. To assist in the solicitation of proxies and the distribution and collection of proxy materials, QuadraMed has engaged Georgeson Shareholder Inc., a proxy solicitation firm, for an estimated fee of $7,500. QuadraMed will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock.

WHAT ARE THE REQUIREMENTS FOR BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING?

For business to be conducted at the meeting, a quorum constituting a majority of the shares of QuadraMed common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy. As the Series A Preferred Stock is not entitled to vote on any proposal at the meeting, shares of the Series A Preferred Stock do not count towards a quorum.

WHERE DO I FIND THE RESULTS OF VOTING AT THE MEETING?

Preliminary voting results will be announced at the meeting. Final voting results will be published in a Current Report on Form 8-K following the meeting. The report will be filed with the Securities and Exchange

Commission on or about June 13, 2007, and you may receive a copy by contacting QuadraMed Investor Relations at 703-709-2300, or the SEC at 800-SEC-0330 for the location of its nearest public reference room. You may also access a copy on the Internet at http://www.quadramed.com by clicking on “About,” then “Investor Relations,” then “More SEC Financial Filings...” or through EDGAR, the SEC’s electronic data system, at http://www.sec.gov. Our SEC filings are also available at the office of the American Stock Exchange. For further information on obtaining copies of our public filings at the American Stock Exchange, please call 212-306-1331.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS

Management is presenting four (4) proposals for a stockholder vote. Delaware law and QuadraMed’s Certificate of Incorporation and Amended and Restated Bylaws govern the vote on each proposal.

PROPOSAL 1. ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of five Directors for a one-year term. The Board has nominated five people as Directors, each of whom is currently serving as a Director of QuadraMed.

You may find information about these nominees, as well as information about QuadraMed’s Board, its committees, compensation for Directors, and other related matters beginning on Page 6.

You may vote in favor of all the nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Assuming a quorum, the nominees receiving the highest number of votes will be elected. Stockholders may not cumulate their votes. Abstentions will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR each Director nominee.

PROPOSAL 2. APPROVAL AND RATIFICATION OF AN AMENDMENT TO THE 2004 STOCK COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN FROM 1,536,369 TO 4,536,369

The second proposal item to be voted on is to approve and ratify the first amendment to the 2004 Stock Compensation Plan.

You may find information about this proposal beginning on Page 39.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, and as required by Section 423 of the Internal Revenue Code of 1986, as amended, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal, and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR the approval and ratification of the first proposed amendment to the 2004 Stock Compensation Plan.

PROPOSAL 3. APPROVAL AND RATIFICATION OF AN AMENDMENT TO THE 2004 STOCK COMPENSATION PLAN RELATING TO THE DEFINITION OF FAIR MARKET VALUE FOR PURPOSES OF ESTABLISHING THE EXERCISE PRICE OF OPTIONS GRANTED UNDER THE PLAN

The third proposal item to be voted on is to approve and ratify the second amendment to the 2004 Stock Compensation Plan.

You may find information about this proposal beginning on Page 40.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, and as required by Section 423 of the Internal Revenue Code of 1986, as amended, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal.

The Board of Directors unanimously recommends a vote FOR the approval and ratification of the second proposed amendment to the 2004 Stock Compensation Plan.

PROPOSAL 4. APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, BDO SEIDMAN, LLP

The fourth proposal item to be voted on is to approve BDO Seidman, LLP as QuadraMed’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007.

You may find information about this proposal beginning on Page 41.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal.

The Board of Directors unanimously recommends a vote FOR the approval of BDO Seidman, LLP as QuadraMed’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board is not aware of any other business to be presented for a vote of the stockholders at the annual meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the annual meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for this year’s meeting were the same as those described on Page 42 for next year’s meeting.

VOTING AND PROXY PROCEDURE

HOW DO I VOTE?

You may vote in either of two (2) ways:

1.	BY MAIL. Mark your voting instructions on, sign and date, the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before the polls close at the end of the meeting.

If we receive your signed proxy card, but you do not give voting instructions, our representatives will vote your shares FOR Proposals 1, 2, 3 and 4. If any other matters arise during the meeting that require a vote, the representatives will exercise their discretion.

2.	IN PERSON. Attend the annual meeting, or send a personal representative with an appropriate proxy, in order to vote.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You may revoke your proxy or change your voting instructions in three (3) different ways:

1.	WRITE TO QUADRAMED’S CORPORATE SECRETARY, DAVID L. PIAZZA, AT 12110 SUNSET HILLS ROAD, SUITE 600, RESTON, VIRGINIA 20190.

Your letter should contain the name in which your shares are registered, your control number, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Mr. Piazza must receive your letter before the annual meeting begins.

2.	SUBMIT A NEW PROXY CARD BEARING A LATER DATE THAN THE ONE YOU WISH TO REVOKE. We must receive your new proxy card before the annual meeting begins.

3.	ATTEND THE ANNUAL MEETING AND VOTE IN PERSON (OR BY PERSONAL REPRESENTATIVE WITH AN APPROPRIATE PROXY).

HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?

The Board of Directors has selected David L. Piazza and David W. Wells, and each of them, to act as proxies with full power of substitution. With respect to the proposal regarding election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees, or (c) withhold their votes as to specific nominees by so indicating in the appropriate space on the enclosed proxy card. With respect to the proposals to approve and ratify amendments to the 2004 Stock Compensation Plan and to approve the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for fiscal year 2007, stockholders may (i) vote “for,” (ii) vote “against” or (iii) abstain from voting as to each such matter. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the annual meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED (i) “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES, (ii) “FOR” THE APPROVAL AND RATIFICATION OF THE PROPOSED AMENDMENT INCREASING THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE 2004 STOCK COMPENSATION PLAN, (iii) “FOR” THE APPROVAL AND RATIFICATION OF THE PROPOSED AMENDMENT TO THE 2004 STOCK COMPENSATION PLAN RELATING TO THE DEFINITION OF FAIR MARKET VALUE, AND (iv) “FOR” THE APPOINTMENT OF BDO SEIDMAN, LLP AS QUADRAMED’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. Management knows of no other matters that may come before the annual meeting for consideration by the stockholders. However, if any other matter properly comes before the annual meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with their judgment.

HOW WILL VOTES BE COUNTED?

The inspector of elections appointed by the Board for the annual meeting will calculate affirmative votes, negative votes, abstentions, and broker non-votes. Under Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

A “broker non-vote” results on a matter when a broker or other “street” or nominee record holder returns a duly executed proxy but does not vote on such matter solely because the record holder does not have discretionary authority to vote on such matter and has not received voting instructions from the beneficial holder. Such record holders have discretionary authority to vote on routine matters, regardless of whether they have received voting instructions. Accordingly, no broker non-votes occur when voting on routine matters. The proposal to approve and ratify the proposed amendment increasing the number of shares of common stock available for issuance under the 2004 Stock Compensation Plan, however, is not considered routine. This proposal is determined based on the vote of all shares present in person or represented and entitled to vote on the matter. Therefore, abstentions on such proposal have the same effect as a vote “against” this proposal. Broker non-votes have no effect on the vote regarding this proposal.

WHAT IF MY SHARES ARE NOT REGISTERED IN MY NAME?

If you own your shares in “street name,” meaning that your broker is actually the record owner, you should contact your broker. There are certain instances in which brokers are prohibited from voting shares held for customers without specific voting instructions. When a broker does not have voting instructions and withholds its vote on one of these matters, it is called a “broker non-vote.” Broker non-votes count toward a quorum and can affect the outcome of certain proposals. See the paragraph above entitled “How Will Votes Be Counted?” for more information.

PROPOSAL ONE

AND BOARD INFORMATION

ELECTION OF DIRECTORS

The first agenda item to be voted on is the election of five Directors for one-year terms. The Board has nominated five people as Directors, each of whom is currently serving as a Director of QuadraMed. The Board unanimously recommends that you vote FOR all such nominees.

The Board of Directors consists of five directors whose current terms will expire at the annual meeting. Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

NOMINEES FOR DIRECTORS

Robert L. Pevenstein (60) has been a Director since September 2003 and our Chairman of the Board since January 2006. Mr. Pevenstein has served on the Board of Directors of Ascendant Copper Corporation since December 2004 and has served as President of Phoenix Yacht Management since January 2006. In 2003, Mr. Pevenstein was appointed to a five year term on the Board of Regents of the University System of Maryland, which includes thirteen higher education institutions, and where he currently serves as Vice Chairman, and to the Board of Directors of the University of Maryland Medical System, which includes six community hospitals. He founded Princeville Partners LLC, a mergers and acquisitions and business consulting group, in 1997 and has served as its President since its inception. He was the Senior Vice President and Chief Financial Officer of UNC Incorporated, an aviation services and manufacturing company, from 1987 to 1997. Mr. Pevenstein has more than twenty years of experience serving as a senior corporate financial executive and is a Certified Public Accountant, with a Masters of Business Administration degree from Pepperdine University and Bachelor of Science degrees in Business Administration and Accounting from the University of Maryland.

Keith B. Hagen (44) has been a Director and our Chief Executive Officer and President since October 2005. From March 2003 until joining the Company, Mr. Hagen served as the President and a Director of M. Transaction Services, Inc., a national healthcare electronic data interchange (EDI) service provider and subsidiary of Misys PLC, where he was responsible for their transaction service operations. He served as Senior Vice President for Product Development and Chief Technology Officer of Misys Healthcare Systems, subsidiary of Misys plc and a leading healthcare IT company providing software tools to support clinical laboratory requirements and currently the largest laboratory information system vendor in the United States, from July 2001 to March 2003. He also served as Senior Vice President for Product Development and Chief Technology Officer with Sunquest Information Systems from March 2000 until July 2001, at which time Misys plc acquired Sunquest. Until January 2000, he served as Senior Vice President for Products and Technology and Chief Technology Officer for The Compucare Company, which was acquired by QuadraMed in 1999. Mr. Hagen has over twenty-one years of experience in healthcare information technology and operations. Mr. Hagen received a Bachelor of Science degree in Computer Science from the State University of New York.

Lawrence P. English (66) was our Chairman of the Board from December 2000 to January 2005 and our Chief Executive Officer from June 2000 to October 2005. Currently, he is Founder of Lawrence P. English & Associates, a national turnaround and crisis management firm. Mr. English served as a Director of Curative Healthcare Corporation from May 2000 to June 2006. Prior to joining QuadraMed, Mr. English was the Founder and Chief Executive Officer of Lawrence P. English, Inc., a private turn-around management firm for one and a half years and a Director of Dental Benefit Providers for three years. In May of 1999, he began serving as a Director of Clarent Hospital Corporation, formerly Paracelsus Healthcare Corporation, and in February of 2000, he became the non-executive Chairman of their Board; he resigned from the Board in September 2002. He was the Chairman of the Board and Chief Executive Officer of Aesthetics Medical Corporation Management, Inc., a physician practice management company for plastic surgeons, from July 1997 to January 1999. He was the President of CIGNA Healthcare, one of the largest HMO providers in the United States, from March 1992 until August 1996. Mr. English has been a prominent healthcare policy thought leader, and was a member of the Jackson Hole Group and a founder of the Alliance for Managed Care. Mr. English possesses a Bachelor of Arts degree from Rutgers University and a Masters of Business Administration degree from George Washington University and is a graduate of Harvard Business School’s Advanced Management Program.

Robert W. Miller (65) has been a Director since May 2003. Currently, he is an Adjunct Professor of Law at Emory University School of Law. Mr. Miller has served on the Board of Directors of Sonic Innovations, Inc. since December 2006. He served as Director of Magellan Health Services, Inc. from 1998 to 2004 and was its non-executive Chairman from 1998 to 2001. He was a Partner in the law firm of King & Spalding from 1985 until his retirement in 1997. He has a Bachelor of Arts degree in History from the University of Georgia, and earned an LL.B. from Yale Law School.

James E. Peebles (67) has been a Director since October 2004. In March 1987, Mr. Peebles co-founded MIDS, a healthcare technology firm (now, ACS Healthcare Solutions, MIDAS+ Division) that provides software tools to support the care management process, and served as the President and Chief Executive Officer until June 2001 and a consultant from June 2001 to January 2004. From 1980 to 1986, he was Co-Founder, President and Chief Executive Officer of Sunquest Information Systems, which is now a part of Misys Healthcare Systems. Prior to 1980, he served as Director of Information Systems for the University of Arizona Health Sciences Center. Mr. Peebles received a Bachelor of Arts degree in Mathematics from the University of Virginia.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held nine (9) meetings in 2006, either in person or by telephone. Each director attended at least 75% of all Board and applicable committee meetings during 2006. The following table describes the current members of the Board’s committees.

Name	Audit	Compensation	Nominating and Governance
Robert L. Pevenstein**	X*	X	X
Keith B. Hagen
Lawrence P. English
Robert W. Miller	X	X***	X*
James E. Peebles	X	X*

*	Committee Chairman
**	Chairman of the Board and Lead Independent Director – responsible for coordinating the activities of the other independent directors and performing various other duties as established by the Board from time to time.
***	Mr. Miller was appointed by the Board as a member of the Compensation Committee on December 15, 2006.

The standing Board Committees, and the number of meetings they held in 2006, were as follows:

•	Audit Committee – 5

•	Compensation Committee – 3

•	Nominating and Governance Committee – 0 (all 2006 actions taken by unanimous written consent)

Messrs. Pevenstein, Miller and Peebles are independent directors as defined by the Sarbanes-Oxley Act of 2002 and the American Stock Exchange independence standards.

The principal responsibilities and functions of the standing Board committees are as follows:

Audit Committee

•

Acts under a written charter that was adopted by the Audit Committee on March 8, 2006 and approved by our Board of Directors on March 9, 2006. A current copy of the Audit Committee’s charter is available at our website http://www.quadramed.com by clicking on “About,” then “Investor Relations,” then “More SEC Financial Filings...”

•	Reviews the integrity and accuracy of our auditing, accounting, and reporting processes and considers and approves appropriate changes.

•	Reviews our financial reports and other financial information provided to the public and filed with the SEC.

•	Reviews our internal controls regarding finance, accounting, legal compliance, and ethics.

•	Recommends our independent accountants and annually reviews their performance.

•	Performs other functions that the Board may assign to the Committee regarding QuadraMed’s accounting and financial reporting processes, and the audits of the financial statements of QuadraMed.

Note: Our Board of Directors has determined that Mr. Pevenstein is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. All members of the Audit Committee, including Mr. Pevenstein, are independent as defined by the Sarbanes-Oxley Act of 2002 and American Stock Exchange listing requirements.

Compensation Committee

•

Acts under a written charter that was adopted by the Compensation Committee on March 9, 2006 and approved by our Board of Directors on March 9, 2006. A current copy of the Compensation Committee’s charter is available at our website http://www.quadramed.com by clicking on “About,” then “Investor Relations,” then “More SEC Financial Filings...”

•

Oversees the administration of our employee stock compensation plans, employee stock purchase plan, and disinterested administration of employee benefit plans in which executive officers may participate.

•	Determines senior management compensation and reviews with senior management the benefit and compensation programs for our employees.

•

As provided in the charter of the Compensation Committee, the Compensation Committee may delegate to one or more officers of the Company the right to grant awards under the Company’s equity compensation plans, except with respect to executive officers or directors of the Company, or any affiliate of the Company.

Note: All members of the Compensation Committee are independent as defined by the Sarbanes-Oxley Act of 2002 and American Stock Exchange listing requirements.

Nominating and Governance Committee

•

Acts under a written charter that was adopted by the Nominating and Governance Committee on March 9, 2006 and approved by our Board of Directors on March 9, 2006. A current copy of the Nominating and Governance Committee’s charter is available at our website http://www.quadramed.com by clicking on “About,” then “Investor Relations,” then “More SEC Financial Filings...”

•	Recommends candidates for election to the Board.

•	Reviews candidates for election to the Board submitted by stockholders before the deadline for stockholder proposals.

•	Develops and makes recommendations to the Board regarding the size and composition of the Board and its committees.

•	Develops and makes recommendations to the Board with respect to corporate governance principles.

•	Responsible for overseeing corporate governance.

Note: All members of the Nominating and Governance Committee are independent as defined by the Sarbanes-Oxley Act of 2002 and American Stock Exchange listing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Pevenstein, Peebles and Miller were members of the Compensation Committee during 2006. None of the members of the Compensation Committee in 2006 has ever been an officer or employee of QuadraMed Corporation or any of its subsidiaries.

In 2006, none of QuadraMed’s executive officers:

•

Served as a member of the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on QuadraMed’s Compensation Committee or Board of Directors; or

•	Served as a director of another entity, one of whose executive officers served on QuadraMed’s Compensation Committee.

STOCKHOLDER DIRECTOR NOMINATIONS

In accordance with the Company’s Amended and Restated Bylaws, any stockholder entitled to vote for the election of directors at the annual meeting may nominate persons for election as directors at the annual meeting only if the Secretary of the Company receives written notice of any such nominations no earlier than the close of business on the 90th day prior to the annual meeting and no later than the close of business on the 10th day after the public announcement of the date of the annual meeting. Any stockholder notice of intention to nominate a director shall include:

•	the name and address of the stockholder;

•	a representation that the stockholder is entitled to vote at the meeting at which directors will be elected;

•	the number of shares of the Company that are beneficially owned by the stockholder;

•	any material interest of the stockholder;

•	information required by Regulation 14A of the Securities Exchange Act of 1934, as amended;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the following information with respect to the person nominated by the stockholder:

•	name and address;

•	other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC;

•	a description of any arrangements or understandings between the stockholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director if elected.

The Chairman of the Board, other directors and senior management of the Company may also recommend director nominees. The Nominating and Governance Committee’s process for identifying and evaluating director nominees includes:

•

Conducting candidate searches, interviewing prospective candidates and conducting programs to introduce candidates to the Company, its management and operations, and confirming the appropriate level of interest of such candidates;

•

Recommending to the Board, with the input of the Chief Executive Officer, qualified candidates for the Board who bring the background, knowledge, experience, skill sets and expertise that would strengthen and increase the diversity of the Board;

•	Conducting appropriate inquiries into the background and qualifications of potential nominees; and

•

Reviewing the suitability for continued service as a director of each Board member when he or she has a significant change in status, such as an employment change, and recommending whether or not such director should be re-nominated.

The Nominating and Governance Committee will evaluate director nominees, including nominees that are submitted to the Company by a stockholder, taking into consideration certain criteria, including issues of experience, wisdom, integrity, skills such as understanding of finance and marketing, educational and professional background. Candidates nominated for election or re-election to the Board should possess the following qualifications:

•	high personal and professional ethics, integrity, practical wisdom, and mature judgment;

•	broad training and experience at the policy-making level in business, government, education, or technology;

•	expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	willingness to devote the required amount of time to carrying out duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations; and

•	willingness to represent the best interests of all stockholders and objectively appraise management performance.

If the Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors, the selection and nomination of such directors will not be subject to the Nominating and Governance Committee’s nomination and review process. At all times, at least one member of the Board must meet the definition of “audit committee financial expert” set forth in the Sarbanes-Oxley Act of 2002 for service on the Company’s Audit Committee, and all members of the Board serving on the Company’s Audit Committee must meet the applicable requirements of the American Stock Exchange and the Sarbanes-Oxley Act of 2002. In addition, directors must have time available to devote to Board activities and be able to work well with the Chief Executive Officer and other members of the Board.

The Company did not receive any stockholder recommendations for director nominees to be considered by the Nominating and Governance Committee for the 2007 Annual Meeting of Stockholders.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders may contact any individual director or the Board of Directors as a group by the following means:

Email:	boardofdirectors@quadramed.com

Mail:	Board of Directors
Attn: Lead Independent Director or Corporate Secretary
QuadraMed Corporation
12110 Sunset Hills Road
Suite 600
Reston, VA 20190

Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Stockholder communications sent by email are delivered directly to Mr. Pevenstein, the Lead Independent Director and Chairman of the Board, and to the Secretary of the Company, who will promptly forward such communications to the specified director addressees. Stockholder communications sent by mail will be promptly forwarded by the Secretary of the Company to the specified director addressee or to Mr. Pevenstein, if such communication is addressed to the full Board of Directors. Stockholders wishing to submit proposals for inclusion in the proxy statement relating to the 2008 Annual Meeting of Stockholders should follow the procedures specified in the section titled “Stockholder Proposals for 2008 Annual Meeting” in this proxy statement. Stockholders wishing to nominate directors should follow the procedures specified in the section titled “Stockholder Director Nominations” in this proxy statement.

The Board of Directors currently does not have a policy with regard to director attendance at the Company’s annual meeting of stockholders; however, it typically schedules a meeting of the Board of Directors on the same date as the annual meeting of stockholders. Messrs. Pevenstein, Hagen, English, Miller and Peebles attended the 2006 Annual Meeting of Stockholders.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics for the Company that applies to its employees, officers and directors. The Company has also adopted a Code of Ethics for Principal Executive Officers and Senior Financial Officers that applies to our senior financial employees, including our Chief Executive Officer and Chief Financial Officer. Each of these codes of ethics is posted on the Company’s website, http://www.quadramed.com, by clicking on “About,” then “Investor Relations,” then “More SEC Financial Filings...” The Company filed the Code of Ethics for Principal Executive Officers and Senior Financial Officers as an exhibit to its Current Report on Form 8-K, as filed with the SEC on March 15, 2006. The Company will provide a copy of these codes of ethics to any person without charge, upon request. Requests may be made by writing or telephoning the Company at the following address:

QuadraMed Corporation

12110 Sunset Hills Road, Suite 600

Reston, Virginia 20190

703-709-2300

Attn: Corporate Secretary

DIRECTOR COMPENSATION

QuadraMed executive officers do not receive additional compensation for service as a director. The annual retainer fee for service as non-executive Chairman of the Board, Lead Independent Director and Chairman of the Audit Committee is $75,000, the annual retainer fee for service as Compensation Committee Chairman is $30,000, and the annual retainer fee for all other non-employee directors is $25,000. However, non-employee directors may elect to participate in the Director Fee Option Grant Program under the 2004 Stock Compensation Plan (the “2004 Plan”). This program allows non-employee directors to apply all or any portion of their annual retainer fee that is otherwise payable in cash to the acquisition of a special option grant. No director currently participates in the Director Fee Option Grant Program.

Non-employee directors also receive compensation in the form of QuadraMed stock options. Each individual who is first elected or appointed as a non-employee director receives a stock option to purchase 46,000 shares on the date of such initial election or appointment. The terms of such stock option grant are:

Exercise Price:	Equal to the fair market value of QuadraMed common stock, as determined by the closing price reported on the applicable stock exchange or market, on the date of grant.

Vesting:	• Fifty percent (50%) on completion of one (1) year of Board service measured from grant date.

• Remaining fifty percent (50%) on completion of second year of Board service measured from grant date.

• Change of Control.

Term:	Ten (10) years.

At each annual meeting of stockholders, each ongoing non-employee director is granted an option to purchase 12,000 shares, provided that such director has not received an initial option grant upon his or her first election to our Board as of the date of the preceding two Annual Meetings of Stockholders. The terms of such stock option grant are:

Exercise Price:	Equal to the fair market value of QuadraMed common stock, as determined by the closing price reported on the applicable stock exchange or market, on the date of grant.

Vesting:	• Twelve successive equal monthly installments over the Director’s period of service.

• Change of Control.

Term:	Ten (10) years.

Directors do not receive additional grants of stock options upon their election as Committee Chairman.

Non-employee directors receive additional cash compensation for attendance at Board and Committee meetings. Non-employee directors receive $1,500 for attendance, in person or by telephone, at each Board and Committee meeting (other than Audit Committee meetings), and $2,000 for attendance, in person or by telephone, at each Audit Committee meeting. While the Chairmen of the Company’s Nominating and Governance and Compensation Committees do not receive additional cash compensation for such service, the Chairman of the Audit Committee receives $3,000 per meeting of the Audit Committee for attendance in person or by telephone. In addition, from time to time where additional Board or Committee needs warrant, the Board may use flat monthly fees for Board or Committee service. The Company reimburses all directors for their reasonable expenses related to attendance at Board and Committee meetings as well as other reasonable expenses incurred due to their service as members of the Board.

Director Compensation Table

Fiscal Year 2006

The following table sets forth information regarding the compensation of our directors for the last fiscal year.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Lawrence P. English	$47,500		$19,055	(2)	$15,434	(3)	$81,989
Joseph L. Feshbach(4)	—		—		—		—
Keith B. Hagen(5)	—		—		—		—
Robert W. Miller	$82,500	(6)	$19,055	(2)	—		$101,555
James E. Peebles	$92,000	(6)	$22,967	(7)	—		$114,967
Robert L. Pevenstein(8)	$181,500	(9)	$19,055	(2)	—		$200,555

(1)	All options were awarded under the 2004 Plan.
(2)	This amount reflects the vesting of the annual option grant to our Directors under the Non-Employee Director Option Grant Program of the 2004 Plan. Such amount is the amount expensed by the Company over the requisite vesting period or accelerated vesting period, as the case may be, of each individual stock grant. In accordance with SFAS 123(R), the Company estimated the expected term of each stock option grant, volatility in the Company’s stock price, forfeitures of employee stock options, risk-free interest rate and dividend yield. These values were used as inputs to the Black Scholes-Merton valuation model for the purpose of calculating the fair value of each stock option grant. The grant date fair value of each such option grant, computed in accordance with FAS 123(R), was $20,959.
(3)	Pursuant to his Transition Agreement entered into with the Company in connection with his departure from the Company’s Chief Executive Officer position, Mr. English received administrative support services in 2006. This amount reflects the salary ($14,162) and vacation payout ($1,272) of such administrative assistant.
(4)	Mr. Feshbach resigned from the Company’s Board of Directors on January 6, 2006. He received no compensation for service on the Company’s Board in 2006.
(5)	Mr. Hagen is the Company’s Chief Executive Officer and President. The Company does not compensate its executive Board members for their service on the Board of Directors. Mr. Hagen’s 2006 compensation is included in the Summary Compensation Table in the section titled “Executive Compensation” in this proxy statement.
(6)	This amount includes $25,000 in monthly fees (at a rate of $5,000 per month) in lieu of individual meeting fees for service on a special committee of the Board appointed to analyze strategic business opportunities for the Company.
(7)	This amount reflects the 2006 vesting of Mr. Peebles’ October 26, 2005 option grant upon his appointment to the Board. Such amount is the amount expensed by the Company over the requisite service period of the stock option grant, which equals the vesting period of the grant.
(8)	Mr. Pevenstein is our Chairman of the Board, Lead Independent Director and Chairman of the Audit Committee.
(9)	This amount includes $60,000 in monthly fees (at a rate of $15,000 per month) in lieu of individual meeting fees for service as the Chairman of a special committee of the Board appointed to analyze strategic business opportunities for the Company.

EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION AND RELATED INFORMATION

EXECUTIVE OFFICERS

Keith B. Hagen (44) has been a Director since 2005 and our Chief Executive Officer and President since October 2005. From March 2003 until joining the Company, Mr. Hagen served as the President and a Director of M. Transaction Services, Inc., a national healthcare electronic data interchange (EDI) service provider and subsidiary of Misys PLC, where he was responsible for their transaction service operations. He served as Senior Vice President for Product Development and Chief Technology Officer of Misys Healthcare Systems, from July 2001 to March 2003. He also served as Senior Vice President for Product Development and Chief Technology Officer with Sunquest Information Systems from March 2000 until July 2001, at which time Misys plc acquired Sunquest. Until January 2000, he served as Senior Vice President for Products and Technology and Chief Technology Officer for The Compucare Company, which was acquired by QuadraMed in 1999. Mr. Hagen has over twenty-one years of experience in healthcare information technology and operations. Mr. Hagen received a Bachelor of Science degree in Computer Science from the State University of New York.

David L. Piazza (52) became our Chief Financial Officer and Executive Vice President in August 2005. Mr. Piazza joined the Company in October 2003 as Vice President of Finance and has been responsible for all non-accounting finance and administrative matters for the Company. From June 2001 to October 2003, Mr. Piazza was Chief Financial Officer of Gemplex Inc., a global Virtual Private Network provider in Vienna, Virginia, and from December 1999 to June 2001, he was Chief Financial Officer and Senior Vice President, International of Teligent International in Vienna, Virginia. Mr. Piazza has twenty years of experience in the telecommunications sector, where he has worked with both public and private companies. He is a CPA and began his career in the public accounting practice, where he specialized in the audits of regulated companies. Mr. Piazza is a graduate of the University of Illinois.

James R. Klein (59) became our Chief Technology Officer and Executive Vice President of Product Management in August 2005. Mr. Klein is a healthcare information technology veteran who served as Director of Healthcare Technology from August 2004 to August 2005 for the Company’s technology partner, InterSystems Corporation. In addition, he served as Vice President and Research Director at the Gartner Group from April 1997 to August 2004. Prior to joining the Gartner Group, he was Vice President of The Compucare Company, a company later acquired by QuadraMed in 1999. Mr. Klein has over twenty-five years of experience in the healthcare information technology industry. Mr. Klein received a Bachelor of Science degree in Mathematics from Villanova University and a Masters degree from the University of Maryland.

James R. Milligan (46) became our Senior Vice President for Sales and Government Programs in November 2005. Mr. Milligan joined QuadraMed in October 2001 as a regional Vice President for Enterprise Sales, and he assumed responsibility for the Company’s Client Management program in January 2005 and the Government business in July 2005 and was named Senior Vice President for Enterprise Marketing and General Manager for Government Programs in August 2005. Prior to joining the Company, he was District Manager at EMC Corporation from November 2000 to October 2001 and Vice President of Sales and Marketing for Milbrook Corporation in Addison, Texas from March 1999 to November 2000. Mr. Milligan has over twenty years of hospital and physician information systems experience. Mr. Milligan holds a Bachelor of Science degree in Business Administration from The University of Ashland.

Steven V. Russell (50) became our Senior Vice President of Corporate Development in November 2005. Most recently, Mr. Russell had been Vice President for HIM National Sales at Precyse Solutions, an HIM consulting and services company, from April 2005 to November 2005. From May 2000 to February 2005, he was Senior Vice President at Healthscribe, Inc. serving as an Executive Officer and member of the Executive Operating Committee, charged with the sales, marketing, business development and client implementation functions. He served as Executive Vice President of Phycom, Inc. from 1999 to 2000, Senior Vice President of Field Operations for The Compucare Company from 1997 to 1999, and Regional Vice President for Cerner

Corporation, from 1996 to 1997, where he was responsible for branch office operations of the Washington DC/Mid-Atlantic office including sales, client installations, client management and office administration. Mr. Russell has over twenty years of healthcare sales and marketing and operations experience in the healthcare information technology and healthcare services business industries. Mr. Russell holds a Bachelor of Arts degree from Indiana University.

COMPENSATION DISCUSSION AND ANALYSIS

Company Compensation Structure

We base our compensation structure for our named executive officers—our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executives—on the principle of pay-for-performance, with each executive’s incentive compensation aligning his economic interests with both the short- and long-term interests of the Company’s stockholders, especially through the promotion of ownership of equity in the Company. Although the Company does not maintain specific levels or goals for total compensation, compensation to senior executives in the form of base salary, cash bonuses and equity compensation, serves as a tool to encourage executives to undertake strategic business initiatives and reward them for the successful development and implementation of those initiatives. The Board of Directors determines the compensation of the Chief Executive Officer based upon the recommendations of the Compensation Committee. The Compensation Committee determines the compensation of the Company’s other senior executives based upon recommendations submitted by the Chief Executive Officer. Further, the Company strives to provide compensation for all employees at fair and competitive levels.

To assist in the determination of both the level and type of compensation to be awarded to the Company’s named executive officers, the Compensation Committee retained an independent compensation consulting firm in 2004 to provide advice on executive compensation matters and to provide it with the following:

•	Comparative executive compensation information, including salary, bonus, and option data for companies similar to QuadraMed and that compete with QuadraMed for executive talent.

•	Specific recommendations to maintain QuadraMed’s executive compensation at levels competitive with the marketplace.

The Compensation Committee continues to use these recommendations to aid in determining issues related to the compensation of the Company’s named executive officers.

Pursuant to Section 162(m) of the Internal Revenue Code, QuadraMed is not allowed a tax deduction for non-performance based compensation paid to an executive officer in excess of $1 million in any fiscal year. Non- performance based compensation paid to a QuadraMed executive officer in 2006 did not exceed this limitation and it is unlikely that this limitation will be exceeded in the foreseeable future. Consequently, the Compensation Committee has decided not to take any action to limit or restructure the elements of cash compensation payable to QuadraMed’s executive officers. This decision will be reconsidered, however, should the non-performance based compensation of any executive officer ever approach the $1 million level.

Base Salary Compensation

We provide our named executive officers with a base salary to ensure such officers a steady source of compensation. Each named executive officer’s initial base salary is based upon a determination of the level necessary to be both fair and competitive. Raises in base compensation are normally awarded to our named executive officers on an annual basis, based upon an evaluation of each executive’s performance over the previous year.

Cash Bonuses

We primarily award cash bonuses to our employees through the QuadraMed Incentive Compensation Plan (“ICP”). All permanent employees who do not participate in a sales commission plan with the Company (with the exception of the Company’s Senior Vice President of Sales and the Vice President of Government Services) and who join the Company before October 1 of a given year (with applicable pro-ration) are eligible for bonus compensation through the ICP. The objectives of the ICP are to reward employees for achievement of organizational goals and to drive achievement of corporate profitability targets. The ICP cash bonuses are awarded based upon the Company’s percentage completion of profitability milestones and organizational targets; additionally, senior managers must meet individual performance goals set by the Company. For senior managers, including our named executive officers, ICP cash bonuses are awarded on a 30/70 basis, such that thirty percent of the bonus is based upon the Company reaching certain profitability milestones and seventy percent of the bonus is based upon each individual senior manager reaching his or her individual performance goals. This compensation structure is based upon the Company’s belief that senior executives must, and should, be incentivized to achieve individual goals which benefit the Company as a whole. The target ICP cash bonus amount is one hundred percent of base salary for our CEO and fifty percent of base salary for our Executive Vice Presidents, Senior Vice Presidents and the Vice President of Human Resources. Unless otherwise provided in an executive’s employment agreement, receipt of a payout under the ICP is contingent upon such executive’s employment with the Company on the ICP bonus payment date, which generally occurs in March of the following year.

For 2006, the Company performance segment of the ICP was based solely upon the Company reaching a specific profitability goal. The Company achieved this profitability goal, and all employees who attained a sufficient performance evaluation score were eligible to receive an ICP cash bonus.

The individual performance-specific 2006 ICP goals for all senior executives included, in addition to position- or department-specific goals, the execution of a certain number of Patient Care & Revenue Management (formerly known as “Affinity”) contracts and the maintenance of a given employee turnover rate. Mr. Hagen’s 2006 individual performance-specific ICP goals also included the development of a corporate strategy plan. Mr. Piazza’s 2006 individual performance-specific ICP goals included improvement in certain financial measures, overseeing the Company’s internal controls and ensuring that no reportable internal control weaknesses existed. Mr. Russell’s 2006 individual performance-specific ICP goals included the development of corporate strategy and marketing plans. Mr. Milligan’s 2006 individual performance-specific ICP goals included a specified amount of sales. Finally, Mr. Klein’s 2006 individual performance-specific ICP goals included the achievement of certain product delivery benchmarks.

All of our named executive officers, except for Mr. Klein, fully achieved their individual performance goals. Therefore, Messrs. Hagen, Piazza, Milligan and Russell were awarded their maximum ICP cash bonuses, and Mr. Klein was awarded 95% of the portion of his maximum ICP cash bonus related to his individual performance goals and the full amount of his maximum ICP cash bonus related to the Company’s goals.

For 2007, the Compensation Committee and the Board have determined that the ICP goals for Company performance will be based upon reaching specific net income and revenue targets. The Compensation Committee has also approved the executive-specific goals for the 2007 ICP. The individual performance segment of Mr. Hagen’s 2007 ICP bonus is based upon the development and achievement of certain short-term and long-term growth strategies. Mr. Piazza’s individual performance goals include overseeing the Company’s internal controls and ensuring that no reportable weaknesses exist. Mr. Russell’s individual performance goals include the creation of a product roadmap and a sales support plan. Mr. Milligan’s individual performance goals include a specified amount of sales. Finally, Mr. Klein’s individual performance goals include timely product development deliverables. The Company believes that the achievement of the Company’s net income and revenue targets and each individual’s performance goals is challenging, but attainable.

In addition to the ICP, as the Senior Vice President for Sales, Mr. Milligan is eligible for sales commissions under the Company’s Sales Compensation Plan. Mr. Milligan’s commission is based on a percentage of the

Company’s sales quota targets, which are determined annually by our CEO, and his commissions are earned on the last day of the month following the month for which the sales bookings are recorded.

In addition to the above cash bonus plan, the Compensation Committee and the Board retain the authority to reward executives with additional cash bonuses in recognition of such executive’s exceptional achievements or performance of additional duties or responsibilities.

Equity Compensation

The Company awards equity compensation to all employees through the 2004 Stock Compensation Plan (the “2004 Plan”). The 2004 Plan authorizes the Company to award employees with shares of restricted stock, stock options, stock appreciation rights and restricted stock units. However, under the 2004 Plan, the Company has historically only granted stock options and shares of restricted stock to employees. Grants of equity compensation through the 2004 Plan are awarded to employees as a reward for past performance and an incentive for future performance. Such grants, when awarded, are based upon each employee’s performance review as well as an evaluation of the Company’s performance. However, the Company does grant additional awards on an individual basis when new employees are hired or when current employees are promoted to certain senior-level positions.

The Compensation Committee determines and awards grants of equity compensation to the Company’s named executive officers. In the case of senior executives other than Mr. Hagen, the Committee asks for and receives recommendations from Mr. Hagen prior to making awards of equity compensation to those senior executives. Grants of equity compensation to all other employees are determined by Mr. Hagen, though the terms of the 2004 Plan limit Mr. Hagen to a maximum grant of 50,000 shares per employee per year without further Compensation Committee approval. Performance grants are awarded immediately after their approval by the Compensation Committee or the CEO, as applicable. The Compensation Committee generally schedules its meeting to approve such grants at the end of January of each year after employee performance evaluations for the prior year have been completed. As the timing of such grants is generally the same each year, the proximity of any such grants to public announcements of financial or other performance-related information regarding the Company is unintended and coincidental.

Grants of stock options under the 2004 Plan typically expire after 10 years, and generally vest as follows: (i) 25% of the options vest after one year and (ii) the balance of the options vest in a series of thirty-six equal successive monthly installments. The exercise price of stock options granted under the 2004 Plan is determined by the Compensation Committee (or the CEO, as applicable) at the time of the grant but will not be less than the fair market value of the Company’s common stock as of the date of the grant. Under the 2004 Plan, the vesting period of restricted stock may be based upon either the employee’s continued employment with the Company or the attainment of specific performance goals.

The Compensation Committee has determined that it is in the best interests of the Company for its senior executives to hold a meaningful equity stake in the Company. The Compensation Committee believes that holding a material amount of equity will serve as a constant and valuable incentive for each senior executive to perform to the best of his ability to improve the Company’s performance and increase the value of the Company’s stock. The Compensation Committee has estimated such level of meaningful equity holdings at between five and ten percent in the aggregate of the Company’s equity on a fully diluted basis. Such equity holdings may include unrestricted shares of stock, restricted stock and stock options. However, as the Compensation Committee believes that stock options serve as more powerful motivational tools than restricted stock in encouraging executives to act to the best of their abilities to increase the value of the Company’s stock, it is anticipated that grants to senior executives will be heavily weighted towards stock options.

On January 23, 2007, the Compensation Committee considered and decided upon an equity compensation arrangement providing for a grant of stock options to the Company’s senior executives to achieve an immediate holding of approximately 5% of the Company’s equity (on a fully diluted basis) in the aggregate by the senior management team. However, as of that date, the 2004 Plan had insufficient capacity to accommodate such grants. Accordingly, at this meeting, the Compensation Committee granted a total of 300,000 options to purchase shares of common stock to certain of the Company’s named executive officers (and an additional 200,000 options to purchase shares of common stock to another Company senior officer) and recommended that the Board seek the approval of the Company’s stockholders to increase the number of shares available for issuance under the 2004 Plan to (i) achieve the approximate 5% (on a fully diluted basis) senior management equity ownership goal and (ii) meet the Company’s equity compensation needs under the 2004 Plan for the near future. Please see Proposal Two of this proxy statement for additional information regarding the proposed increase in the capacity of the 2004 Plan. If our stockholders approve the increase in capacity of the 2004 Plan, the Compensation Committee will review and act upon the proposed grants to the Company’s senior executives considered at its January 23, 2007 meeting, which do not include a grant to our CEO. If such grants are made, it is expected that no additional grants will be awarded in 2008 or 2009 to these executives.

The Compensation Committee generally favors the grant of stock options over restricted stock for equity compensation awards. If and when the Compensation Committee approves future grants of restricted stock to the Company’s named executive officers, it is expected that such grants will feature multi-year cliff vesting periods. The Compensation Committee believes these terms will serve to motivate the executives to remain with the Company on a longer term basis.

Permanent employees of the Company who work at least twenty hours per week are eligible to participate in the Company’s Section 423 qualified Employee Stock Purchase Plan (“ESPP”). The ESPP is intended to promote the interests of the Company by providing eligible employees with the opportunity to acquire equity in the Company through participation in a payroll-deduction based employee stock purchase plan. Eligible employees may choose to have up to ten percent of their base salary deducted to purchase shares in the ESPP. Such shares are purchased for each employee at a price per share equal to 85% of the lower of (i) the fair market value per share of QuadraMed common stock at the beginning of such employee’s start date in the ESPP and (ii) the fair market value per share of QuadraMed common stock on the applicable purchase date. The maximum number of shares purchasable per eligible employee on each purchase date shall be 750 shares, and there are two purchase dates per year. Currently, although all of the Company’s named executive officers are eligible to participate in the ESPP, Mr. Milligan is the only named executive officer of the Company who currently participates.

Severance Benefits and Change in Control Arrangements

The Company provides severance and change in control arrangements in the employment and severance agreements executed with its named executive officers, as discussed below in the section titled “Payments upon Termination and Change in Control” in this proxy statement. These arrangements are negotiated with such executives in a manner that provides sufficient benefits to the executives in the event of termination to encourage them to accept positions with the Company.

Retirement Plans

The Company offers a 401(k) retirement plan to all eligible employees and does not discriminate in favor of highly compensated employees. The Company matches fifty percent of each employee’s 401(k) contribution, up to four percent of the employee’s base salary. The Company matching payment is deposited in each employee’s 401(k) account on a quarterly basis.

Perquisites and Other Personal Benefits

The Company provides only a modest amount of perquisites and other personal benefits to its named executive officers. Except in special circumstances, such perquisites and other personal benefits generally represent approximately 1% of the total compensation paid to such executives. The Company provides our named executive officers with the standard long-term disability, short-term disability, medical, dental and vision insurance benefits generally available to our employees; however, the life and accidental death and dismemberment insurance policies provided by the Company to our named officers each carry a higher limit of $1,000,000, versus a maximum limit of $700,000 provided to all other employees (such maximum limit is based upon such employee’s annual rate of base salary). Further, the Company reimburses our Chief Executive Officer for the costs of membership in one airline club and one credit card membership rewards program.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and based upon such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

Compensation Committee:

James E. Peebles, Chairman

Robert L. Pevenstein

Robert W. Miller

EXECUTIVE COMPENSATION

The following tables show, for the last fiscal year, compensation information for our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executives. Each of these officers is referred to as a “named executive officer.” Other tables that follow provide more detail about the specific type of compensation.

Summary Compensation Table

Fiscal Year 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	All Other Compensation ($)(4)	Total ($)
Keith B. Hagen,	2006	$410,000	$205,000	(5)	$324,500	$390,364	$205,000	$91,248	$1,626,112
Principal Executive Officer

David L. Piazza,	2006	$228,750	$10,000	(6)	—	$157,490	$117,500	$ 5,003	$518,743
Principal Financial Officer

James R. Klein,	2006	$304,500	—		$60,900	$172,314	$147,645	$ 5,186	$690,545
Chief Technology Officer

James R. Milligan,	2006	$189,125	$144,066	(7)	—	$126,368	$95,250	$ 4,689	$559,498
SVP for Sales and Government Programs

Steven V. Russell,	2006	$206,250	—		—	$36,728	$110,000	$ 4,690	$357,668
SVP of Corporate Development

(1)	Each amount reported in this column is the amount expensed by the Company over the requisite vesting period or accelerated vesting period, as the case may be, of the individual restricted stock awards.

Mr. Hagen’s restricted shares will cliff vest on the third anniversary of the grant (October 17, 2008) if Mr. Hagen has been continuously employed by the Company on that date. The vesting schedule for Mr. Klein’s restricted shares is as follows: 35,000 on the first anniversary of the grant (August 1, 2006), 35,000 on the second anniversary of the grant (August 1, 2007), and 30,000 on the third anniversary of the grant (August 1, 2008), if Mr. Klein has been employed continuously by the Company on each date. However, the forfeiture restrictions will lapse immediately for all of Messrs. Hagen and Klein’s restricted shares upon an involuntary termination of employment (other than a termination for cause) or upon a change in control of the Company.

(2)	Each amount reported in this column is the amount expensed by the Company over the requisite vesting period or accelerated vesting period, as the case may be, of the individual stock option grants. The full FAS 123(R) grant date fair values of the stock option awards granted in fiscal year 2006 are included in the Grants of Plan-Based Awards Table below.

All stock option awards have a maximum term of ten years, subject to earlier cancellation upon termination of the named executive officer’s service with the Company in certain circumstances. The right to exercise the option will vest as follows: (i) 25% of the option shares on the first anniversary of the grant date and (ii) the remaining 75% of the option shares in a series of thirty-six (36) equal monthly installments upon the recipient’s completion of each month of service with the Company after the first anniversary of the grant date, subject to acceleration in the event of a change in control and certain termination events.

(3)	All amounts in this category relate to payments made under the Company’s 2006 Incentive Compensation Plan.

(4)	The amounts in this category are more fully described in the All Other Compensation Table below.

(5)	Mr. Hagen received a guaranteed bonus equal to 50% of his base salary, pursuant to the terms of his employment agreement.

(6)	Mr. Piazza received a bonus payment of $10,000 in connection with additional services performed for the Company at the instruction of the Company’s Audit Committee and a special committee of the Board.

(7)	This amount represents sales commissions in the amount of $144,066 for sales made in 2006.

All Other Compensation Table

Fiscal Year 2006

The following table describes each component of the All Other Compensation column in the Summary Compensation Table above.

Name and Principal Position	401(k)(1)	Life Insurance(2)	ESPP Delta(3)	Relocation(4)	Tax Gross- Up(5)	Total
Keith B. Hagen, Principal Executive Officer	$4,400	$1,053	—	$58,169	$27,626	$91,248

David L. Piazza, Principal Financial Officer	$4,400	$ 603	—	—	—	$5,003

James R. Klein, Chief Technology Officer	$4,400	$ 786	—	—	—	$5,186

James R. Milligan, SVP for Sales and Government Programs	$4,200	$ 489	$341	—	—	$5,030

Steven V. Russell, SVP of Corporate Development	$4,125	$ 565	—	—	—	$4,690

(1)	All amounts in this category relate to Company matching contributions to each named executive’s 401(k) savings account.

(2)	All amounts in this category relate to payments made to each named executive for life insurance policies provided by the Company (as described in the section titled “Compensation Discussion and Analysis” in this proxy statement).

(3)	The amount in this category relates to the difference between the market price of each share of Company common stock and the actual price paid by the named executive officer under the ESPP (as described in the section titled “Compensation Discussion and Analysis” in this proxy statement). Mr. Milligan is currently the only named executive officer participating in the ESPP.

(4)	The amount in this category relates to the payment Mr. Hagen received for taxable relocation expenses pursuant to his employment agreement. The Company’s proxy statement in connection with the 2006 Annual Meeting of Stockholders reported a payment by the Company to Mr. Hagen of $53,541.13 for relocation expenses and a $22,288.54 payment for a gross-up on taxable relocation expenses pursuant to Mr. Hagen’s employment agreement. Under the terms of Mr. Hagen’s employment agreement, Mr. Hagen was to receive a maximum of $150,000 in relocation expenses. Mr. Hagen’s relocation expenses totaled $159,965 (including the tax gross-up reported in footnote 5 below), and the excess $9,965 was authorized by the Chairman of the Board of Directors.

(5)	The amount in this category relates to the payment Mr. Hagen received for a gross-up on taxable relocation expenses pursuant to his employment agreement.

Employment Agreements

The terms and conditions of each of the employment agreements with our named executive officers who continued to serve at December 31, 2006 are below (change in control, termination, death and disability provisions of each named executive officer’s employment agreement are provided in the sections titled “Payments upon Termination and Change in Control” and “Payments Upon Death or Disability” in this proxy statement). Actual annual base salary earned by each named executive officer for fiscal year 2006 is set forth in the Summary Compensation Table in the section titled “Executive Compensation” in this proxy statement.

Keith B. Hagen

QuadraMed entered into an employment agreement with Keith B. Hagen, effective October 17, 2005. Under the employment agreement, Mr. Hagen will serve as an executive officer in the positions of President and Chief Executive Officer of QuadraMed. Mr. Hagen’s employment agreement has an initial term of two years and will be automatically renewed for one-year terms, unless thirty days’ prior notice is given by either party. The employment agreement provides:

•	an initial annual base salary of $410,000, which may be increased each calendar year by the Compensation Committee and/or Board, but may not be decreased;

•	a signing bonus of $65,000;

•	reimbursement of relocation expenses up to $150,000;

•	a bonus of $205,000 upon continued employment with the Company through December 31, 2006 (pro-rated for service if employment is voluntarily terminated prior to December 31, 2006);

•	additional incentive compensation bonus of up to $205,000 based on certain 2006 performance measures;

•	reimbursement of customary, ordinary and necessary business expenses;

•	an annual incentive compensation bonus of up to one hundred percent of Mr. Hagen’s base salary beginning on January 1, 2007;

•	550,000 stock options and 550,000 restricted shares of the Company’s common stock, with eligibility for additional annual stock option grants as determined by the Board or the Compensation Committee;

•

welfare benefits such as participation in group life, medical and dental insurance, short-term disability insurance, accidental death and dismemberment insurance, 401(k), profit sharing, stock purchase and option plans; and

•	five weeks of paid vacation.

David L. Piazza

QuadraMed entered into an employment agreement with David L. Piazza, effective August 10, 2005. Under the employment agreement, Mr. Piazza will serve as an executive officer in the positions of Chief Financial Officer and Executive Vice President. The employment agreement has an initial term of one year and will be automatically renewed for one-year terms, unless thirty days’ prior notice is given by either party. The employment agreement provides:

•	an initial annual base salary of $210,000, which may be increased each calendar year by the Compensation Committee and/or Board;

•

eligibility for an incentive compensation bonus target of 50% of his annual base rate of salary and additional discretionary bonuses based on the achievement of certain specified goals established by the Board;

•	reimbursement for customary, ordinary and necessary business expenses;

•	150,000 stock options under the 2004 Plan;

•

welfare benefits such as participation in group life, medical and dental insurance, short-term disability insurance, accidental death and dismemberment insurance, 401(k), profit sharing, stock purchase and option plans; and

•	five weeks of paid vacation.

The terms of Mr. Piazza’s employment agreement also include non-solicitation and non-disparagement clauses which apply during any period for which Mr. Piazza is receiving compensation payments pursuant to his employment agreement and one year thereafter.

James R. Klein

QuadraMed entered into an employment agreement with James R. Klein, effective August 1, 2005. Under the employment agreement, Mr. Klein will serve as an executive officer in the positions of Chief Technology Officer and Executive Vice President, Product Management. The employment agreement has an initial term of two years and will be automatically renewed for one-year terms, unless thirty days’ prior notice is given by either party. The employment agreement provides:

•	an initial annual base salary of $300,000, which may be increased each calendar year by the Compensation Committee and/or Board;

•	a signing bonus of $50,000 to be paid on or before August 31, 2005;

•

eligibility for an incentive compensation bonus target of 50% of his annual base rate of salary (pro-rated to 25% for 2005) and additional discretionary bonuses based on the achievement of certain specified goals established by the Board;

•	reimbursement of customary, ordinary and necessary business expenses;

•	200,000 stock options and 100,000 restricted shares of the Company’s common stock;

•

welfare benefits such as participation in group life, medical and dental insurance, short-term disability insurance, accidental death and dismemberment insurance, 401(k), profit sharing, stock purchase and option plans; and

•	five weeks of paid vacation.

The terms of Mr. Klein’s employment agreement also include non-solicitation and non-disparagement clauses which apply during any period for which Mr. Klein is receiving compensation payments pursuant to his employment agreement and one year thereafter.

James R. Milligan

James R. Milligan does not currently have an employment agreement with the Company. QuadraMed entered into a severance agreement with Mr. Milligan, effective August 22, 2005, in connection with his promotion to the executive office of Senior Vice President, Enterprise Marketing and Government Programs. The severance agreement has an initial term of one year and will be automatically renewed for one-year terms, unless three months’ prior notice is given by either party. The severance agreement provides that if Mr. Milligan’s service is involuntarily terminated (other than for termination for cause), Mr. Milligan will receive a payment equal to his then-current annual base salary, payable in monthly installments over a twelve month period following his termination date.

QuadraMed intends to enter into an employment agreement with Mr. Milligan in continuance of his service as an executive officer in the position of Senior Vice President for Sales and Government Programs. Although the agreement has not been finalized, QuadraMed expects the employment agreement to have an initial term of one year, be automatically renewed for one-year terms, unless thirty days’ prior notice is given by either party, and to provide the following material terms:

•	an initial annual base salary of $185,000, which may be increased each calendar year by the Compensation Committee and/or Board;

•

eligibility for an incentive compensation bonus target of 50% of his annual base rate of salary and additional discretionary bonuses based on the achievement of certain specified goals established by the Board;

•	eligibility for commission compensation under the Company’s Sales Compensation Plan;

•	reimbursement of customary, ordinary and necessary business expenses;

•

welfare benefits such as participation in group life, medical and dental insurance, short-term disability insurance, accidental death and dismemberment insurance, 401(k), profit sharing, stock purchase and option plans; and

•	four weeks of paid vacation.

Steven V. Russell

QuadraMed entered into an employment agreement with Steven V. Russell, effective November 21, 2005. Under the employment agreement, Mr. Russell will serve as an executive officer in the position of Senior Vice President of Corporate Development. The employment agreement has an initial term of one year and will be automatically renewed for one-year terms, unless thirty days’ prior notice is given by either party. The employment agreement provides:

•	an initial annual base salary of $200,000, which may be increased each calendar year by the Compensation Committee and/or Board;

•

eligibility for an incentive compensation bonus target of 50% of his annual base rate of salary and additional discretionary bonuses based on the achievement of certain specified goals established by the Board;

•	reimbursement of customary, ordinary and necessary business expenses;

•	75,000 stock options;

•

welfare benefits such as participation in group life, medical and dental insurance, short-term disability insurance, accidental death and dismemberment insurance, 401(k), profit sharing, stock purchase and option plans; and

•	four weeks of paid vacation.

All Named Executive Officers

In addition to the above-described agreements, each of the Company’s named executive officers, like all QuadraMed employees, has also executed a Proprietary Information and Non-Competition Agreement, at the time of such officer’s hiring, as part of the terms of employment with the Company. Such Proprietary Information and Non-Competition Agreement includes the following:

•	prohibitions on the disclosure of confidential information during the officer’s tenure with the Company and for a period of seven years thereafter;

•

provisions obligating the officer to assist the Company, at the Company’s expense, in obtaining, maintaining, defending and enforcing all legal rights and remedies in respect of any confidential information and intellectual property of the Company during the officer’s tenure with the Company and for a period of seven years thereafter;

•

non-competition provisions applicable for the period commencing upon the termination of the officer’s employment with the Company and ending twelve months after such termination, provided that the period shall be extended for so long as the officer violates the non-competition obligations and for any period(s) of time required for litigation to enforce the Proprietary Information and Non-Competition Agreement’s provisions; and

•	nondisparagement provisions applicable during the officer’s tenure with the Company and thereafter.

Grants of Plan-Based Awards Table

Fiscal Year 2006

The Grants of Plan-Based Awards Table is a supporting table to the Summary Compensation Table that provides additional information regarding the grants shown in the Stock Awards, Option Awards, and Non-Equity Incentive Plan Compensation columns. All grants to the Company’s named executive officers in fiscal year 2006 of non-equity incentive plan awards were made under the Company’s Incentive Compensation Plan (“ICP”). Such grants were awarded based upon the performance of both the Company and the individual participant during fiscal year 2006. All payouts under these awards have been approved by the Compensation Committee and ratified by the Board of Directors and were paid in March 2007. Further information on the ICP, including the compensation determination of the amount payable to each individual, may be found in the section titled “Compensation Discussion and Analysis” in this proxy statement.

Name and Principal Position (NEOs)	Grant Date	Approval Date	Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Market Price on Grant Date	Grant Date Fair Value of Option Awards ($)(4)
			Threshold ($)	Target ($)(2)	Maximum ($)(3)
Keith B. Hagen,	12/15/06	12/15/06	—	—	—	200,000	$2.80	$2.80	$452,609
Principal Executive Officer	—	—	(1)	$205,000	$205,000	—	—	—	—
David L. Piazza,	2/6/06	2/6/06	—	—	—	45,000	$1.70	$1.70	$61,785
Principal Financial Officer	—	—	(1)	$117,500	$117,500	—	—	—	—
James R. Klein,	2/6/06	2/6/06	—	—	—	50,000	$1.70	$1.70	$68,650
Chief Technology Officer	—	—	(1)	$147,645	$153,000	—	—	—	—
James R. Milligan,	2/6/06	2/6/06	—	—	—	44,100	$1.70	$1.70	$60,549
SVP for Sales and Govt. Programs	—	—	(1)	$95,250	$ 95,250	—	—	—	—
Steven V. Russell,	—	—	—	—	—	—	—	—	—
SVP of Corporate Development	—	—	(1)	$110,000	$110,000	—	—	—	—

(1)	Pursuant to the terms of the ICP, all participants, including our named executive officers, can earn any amount between zero and the maximum ICP bonus payable, depending on the performance of both the Company and the participant.

(2)	As discussed in the section titled “Compensation Discussion and Analysis” in this proxy statement, all of our named executive officers received payouts under the 2006 ICP. The individual performance-specific 2006 ICP goals for all senior executives included, in addition to position- or department-specific goals, the execution of a certain number of Patient Care & Revenue Management (formerly known as “Affinity”) contracts and the maintenance of a given employee turnover rate. Mr. Hagen’s 2006 individual performance-specific ICP goals also included the development of a corporate strategy plan. Mr. Piazza’s 2006 individual performance-specific ICP goals included reduction of certain financial measures, overseeing the Company’s internal controls and ensuring that no reportable internal control weaknesses existed. Mr. Russell’s 2006 individual performance-specific ICP goals included the development of corporate strategy and marketing plans. Mr. Milligan’s 2006 individual performance-specific ICP goals included a specified amount of sales. Finally, Mr. Klein’s 2006 individual performance-specific ICP goals included the achievement of certain product delivery benchmarks. All of our named executive officers, except for Mr. Klein, fully achieved their individual performance goals. Therefore, Messrs. Hagen, Piazza, Milligan and Russell were awarded their maximum ICP cash bonuses, and Mr. Klein was awarded 95% of the portion of his maximum ICP cash bonus related to his individual performance goals and the full amount of his maximum ICP cash bonus related to the Company’s goals. The compensation for each named executive officer reported in this column represents the actual amount of bonus paid to such named executive officer under the 2006 ICP in March 2007.

(3)	As discussed in the section titled “Employment Agreements” in this proxy statement, our named executive officers are eligible for the following maximum payments under the ICP:

a.	Mr. Hagen: $205,000 under the 2006 ICP and 100% of his then-current annual rate of base salary thereafter;
b.	Mr. Piazza: 50% of his then-current annual rate of base salary;
c.	Mr. Klein: 50% of his then-current annual rate of base salary; and
d.	Mr. Russell: 50% of his then-current annual rate of base salary.

Mr. Milligan has not executed an employment agreement with the Company. However, as approved by the Compensation Committee and Board of Directors, Mr. Milligan was eligible for a maximum 2006 ICP payout of 50% of his annual rate of base salary as of December 31, 2006.

(4)	In accordance with SFAS 123(R), the Company estimated the expected term of each stock option grant, volatility in the Company’s stock price, forfeitures of employee stock options, risk-free interest rate and dividend yield. These values were used as inputs to the Black Scholes-Merton valuation model for the purpose of calculating the grant date fair value of each stock option grant.

Outstanding Equity Awards at Fiscal 2006 Year-End Table

The following table sets forth the equity awards held by our named executive officers which were outstanding as of the fiscal year ended December 31, 2006.

	Option Awards(1)					Stock Awards(2)
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Keith B. Hagen,	10/17/05	160,417	389,583	$1.83	10/17/15	10/17/05	550,000	$1,518,000	(3)
Principal Executive Officer	12/15/06	—	200,000	$2.80	12/15/16

David L. Piazza,	10/6/03	43,542	11,458	$2.65	10/6/13
Principal Financial Officer	8/10/05	50,000	100,000	$1.80	8/10/15
	2/6/06	11,250	33,750	$1.70	2/6/16

James R. Klein,	8/1/05	70,833	129,167	$1.74	8/1/15	8/1/05	65,000	$179,400	(3)
Chief Technology Officer	2/6/06	12,500	37,500	$1.70	2/6/16

James R. Milligan,	10/8/01	15,000	—	$5.15	10/8/11
SVP for Sales and Government	2/20/03	10,446	454	$1.14	2/20/13
Programs	4/1/04	6,875	3,125	$3.09	4/1/14
	5/25/05	7,917	12,083	$1.54	5/25/15
	8/11/05	33,333	66,667	$1.90	8/11/15
	2/6/2006	11,025	33,075	$1.70	2/6/16

Steven V. Russell, SVP of Corporate Development	11/21/05	20,313	54,687	$1.24	11/21/15

(1)	All stock option awards have a maximum term of ten years, subject to earlier cancellation upon termination of the named executive officer’s service with the Company in certain circumstances. The right to exercise the option will vest as follows: (i) 25% of the option shares on the first anniversary of the grant date and (ii) the remaining 75% of the option shares in a series of thirty-six (36) equal monthly installments upon the recipient’s completion of each month of service with the Company after the first anniversary of the grant date, subject to acceleration in the event of a change in control and certain termination events.

(2)	Mr. Hagen’s restricted shares will cliff vest on the third anniversary of the grant (October 17, 2008) if Mr. Hagen has been continuously employed by the Company on that date. The vesting schedule for Mr. Klein’s restricted shares is as follows: 35,000 on the first anniversary of the grant (August 1, 2006), 35,000 on the second anniversary of the grant (August 1, 2007), and 30,000 on the third anniversary of the grant (August 1, 2008), if Mr. Klein has been employed continuously by the Company on each date. However, the forfeiture restrictions will lapse immediately for all of Messrs. Hagen and Klein’s restricted shares upon an involuntary termination of employment (other than a termination for cause) or upon a change in control of the Company.

(3)	The market value of restricted shares of stock that have not vested is calculated by multiplying the number of unvested shares by $2.76, the closing price of the Company’s common stock on the American Stock Exchange on December 29, 2006, the last trading day of the fiscal year.

Option Exercises and Stock Vested Table

Fiscal Year 2006

The following table sets forth the number of shares acquired and value realized by our named executive officers upon option award exercises and stock award vesting during the year ended December 31, 2006.

	Option Awards				Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Keith B. Hagen, Principal Executive Officer	—		—		—		—
David L. Piazza, Principal Financial Officer	—		—		—		—
James R. Klein, Chief Technology Officer	—		—		35,000	(1)	$68,600	(2)
James R. Milligan, SVP for Sales and Government Programs	9,992	(3)	$18,185	(4)	—		—
Steven V. Russell, SVP of Corporate Development	—		—		—		—

(1)	On August 1, 2005, Mr. Klein’s hire date, Mr. Klein received a grant of 100,000 shares of restricted stock pursuant to a Restricted Stock Agreement. These shares of restricted stock vest 35,000 on the first anniversary of the date of grant (August 1, 2006), 35,000 on the second anniversary of the date of grant (August 1, 2007), and 30,000 on the third anniversary of the date of grant (August 1, 2008).

(2)	As the closing price of the Company’s common stock on the American Stock Exchange was $1.96 on August 1, 2006, the vesting date for 35,000 shares of Mr. Klein’s restricted stock, Mr. Klein realized a value of $68,600 on the 35,000 shares upon vesting.

(3)	Mr. Milligan exercised 9,992 stock options with an exercise price of $1.14 on November 17, 2006. These stock options were granted to Mr. Milligan on February 20, 2003, pursuant to the Company’s 1999 Supplemental Stock Option Plan (the “1999 Plan”).

(4)	Mr. Milligan sold the shares of common stock resulting from the exercise of 9,992 stock options with a $1.14 exercise price for $2.96 per share.

Payments upon Termination and Change in Control

The Company provides severance and change in control arrangements in the employment and severance agreements executed with its named executive officers. These arrangements are negotiated with such executives in a manner that provides sufficient benefits to the executives in the event of termination or change in control to encourage them to accept positions with the Company. Under the terms of the named executive officers’ employment, stock option and restricted stock agreements, and the 2004 Plan, a “change in control” means:

(i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the Company’s state of incorporation;

(ii) a sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) a transfer of all or substantially all of the Company’s assets pursuant to a partnership or joint venture agreement or similar arrangement where the Company’s resulting interest is less than fifty percent (50%);

(iv) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

(v) on or after the date hereof, a change in ownership of the Company through an action or series of transactions, such that any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the securities of the combined voting power of the Company’s outstanding securities; or

(vi) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

Under the terms of the 1999 Plan, a “change in control” means a change in ownership or control of the Company effected through either of the following transactions:

(i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board does not recommend such stockholders to accept; or

(ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

Under the terms of Mr. Hagen’s employment agreement, if Mr. Hagen’s service is involuntarily terminated (other than in connection with a change in control or a termination for cause), Mr. Hagen will receive a lump sum payment in an aggregate amount equal to the sum of (i) twelve months of his then-current annual base salary and (ii) maximum incentive compensation bonus, though Mr. Hagen may elect to have such benefit paid to him in approximately equal monthly installments over a twelve month period following his termination date. Mr. Hagen would also receive twelve months of the same welfare benefits (other than disability) for himself and his dependents, if otherwise eligible, to which he had been entitled as an employee. Under the terms of Mr. Hagen’s Inducement Stock Option Agreement and Restricted Stock Agreement (such Inducement Stock Option Agreement and Restricted Stock Agreement both made by and between Mr. Hagen and the Company concurrent with the execution of Mr. Hagen’s employment agreement), upon such involuntary termination, Mr. Hagen would also receive the following benefits: (i) automatic acceleration of his unvested options issued under his Inducement Stock Option Agreement such that all of these options will be vested and exercisable and (ii) automatic acceleration of the lapsing of forfeiture restrictions on his restricted stock such that all shares of restricted stock vest in full. Under the terms of Mr. Hagen’s employment agreement, if Mr. Hagen’s service is involuntarily terminated in connection with a change in control of the Company or within six months of such change in control, Mr. Hagen will receive a lump sum payment equal to the sum of (i) two times his then-current annual base salary and (ii) his maximum incentive compensation bonus, though Mr. Hagen may elect to have such benefit paid to him in approximately equal monthly installments over a twelve month period following his termination date. Mr. Hagen would also receive twelve months of the same welfare benefits (other than disability) for himself and his dependents, if otherwise eligible, to which he had been entitled as an employee. Under the terms of his Inducement Stock Option Agreement and Restricted Stock Agreement, under which the inducement stock options and shares of restricted stock were granted to Mr. Hagen, and the 2004 Plan, under which all additional stock options have been granted to Mr. Hagen, immediately prior to the effective date of a change in control (without regard to whether Mr. Hagen is terminated in connection with such change in control), Mr. Hagen would receive the following benefits: (i) automatic acceleration of his unvested options such that all options will be vested and exercisable and (ii) automatic acceleration of the lapsing of forfeiture restrictions on his restricted stock such that all shares of restricted stock vest in full. Receipt by Mr. Hagen of severance and welfare benefits from the Company upon termination shall be in lieu of all other amounts payable by the Company to Mr. Hagen and in settlement and complete release of all claims Mr. Hagen may have against the

Company or its directors, officers, or stockholders, other than those arising out of the severance and welfare benefits due and payable under his employment agreement and Mr. Hagen’s rights under his employment agreement.

Under the terms of Mr. Piazza’s employment agreement, if Mr. Piazza’s service is involuntarily terminated (other than in connection with a change in control or a termination for cause), Mr. Piazza will receive severance equal to six months of his then-current annual base salary, payable in monthly installments over a six month period following the date of such involuntary termination, and six months of the same health benefits to which he (and his dependents, as applicable) had been entitled as an employee. If Mr. Piazza’s service is involuntarily terminated in connection with a change in control of the Company or within six months of such change in control, Mr. Piazza will receive a lump sum payment equal to (i) twelve months of his then-current annual base salary and (ii) his then-applicable annual target bonus, though Mr. Piazza may elect to have such benefit paid to him in approximately equal monthly installments over a twelve month period following his termination date. Mr. Piazza (and his dependents, if otherwise entitled) would also receive twelve months of the same health benefits to which he had been entitled as an employee. Under the terms of the 1999 Plan and 2004 Plan, under which all of Mr. Piazza’s stock options are issued, immediately prior to the effective date of a change in control (without regard to whether Mr. Piazza is terminated in connection with such change in control), Mr. Piazza will receive a benefit of automatic acceleration of his unvested options such that all options will be vested and exercisable, except to the extent that Mr. Piazza’s stock options under the 1999 Plan are assumed by the successor entity or replaced by a cash incentive program. Receipt by Mr. Piazza of all severance benefits due to termination shall be in lieu of all other amounts payable by the Company to Mr. Piazza and in settlement and complete release of all claims Mr. Piazza may have against the Company or its directors, officers, or stockholders, other than those arising out of the severance benefits due and payable under his employment agreement and Mr. Piazza’s rights under his employment agreement.

Under the terms of Mr. Klein’s employment agreement, Inducement Stock Option Agreement and Restricted Stock Agreement (such Inducement Stock Option Agreement and Restricted Stock Agreement both made by and between Mr. Klein and the Company concurrent with the execution of Mr. Klein’s employment agreement), if Mr. Klein’s service is involuntarily terminated (other than in connection with a change in control or a termination for cause), Mr. Klein will receive severance equal to (i) six months of his then-current annual base salary, payable in monthly installments over a six month period, (ii) six months of the same health benefits to which he (and his dependents, as applicable) had been entitled as an employee, (iii) automatic acceleration of his unvested options issued under his Inducement Stock Option Agreement such that all of these options will be vested and exercisable, and (iv) automatic acceleration of the lapsing of forfeiture restrictions on his restricted stock such that all shares of restricted stock vest in full. If Mr. Klein’s service is involuntarily terminated in connection with a change in control of the Company or within twelve months of such change in control, Mr. Klein will receive a lump sum payment equal to six months of his then-current annual base salary, though Mr. Klein may elect to have such benefit paid to him in approximately equal monthly installments over a six month period following his termination date. Mr. Klein (and his dependents, if otherwise entitled) would also receive six months of the same health benefits to which he had been entitled as an employee. Under the terms of his Inducement Stock Option Agreement and Restricted Stock Agreement, under which the inducement stock options and shares of restricted stock were granted to Mr. Klein, and the 2004 Plan, under which all additional stock options have been granted to Mr. Klein, immediately prior to the effective date of a change in control (without regard to whether Mr. Klein is terminated in connection with such change in control), Mr. Klein would receive the following benefits: (i) automatic acceleration of his unvested options such that all options will be vested and exercisable and (ii) automatic acceleration of the lapsing of forfeiture restrictions on his restricted stock such that all shares of restricted stock vest in full. Receipt by Mr. Klein of severance and welfare benefits from the Company upon termination shall be in lieu of all other amounts payable by the Company to Mr. Klein and in settlement and complete release of all claims Mr. Klein may have against the Company or its directors, officers, or stockholders, other than those arising out of the severance and welfare benefits due and payable under his employment agreement and Mr. Klein’s rights under his employment agreement.

Under the terms of Mr. Milligan’s severance agreement, if Mr. Milligan’s service is involuntarily terminated (other than for termination for cause), Mr. Milligan will receive severance equal to twelve months of his then-current annual base salary, payable in monthly installments over a twelve month period following his termination date. Under the terms of the 1999 Plan and 2004 Plan, under which all stock options have been granted to Mr. Milligan, immediately prior to the effective date of a change in control (without regard to whether Mr. Milligan is terminated in connection with such change in control), Mr. Milligan would receive the benefit of automatic acceleration of his unvested options such that all options will be vested and exercisable, except to the extent that Mr. Milligan’s stock options under the 1999 Plan are assumed by the successor entity or replaced by a cash incentive program.

Under the terms of Mr. Russell’s employment agreement and Inducement Stock Option Agreement (such Inducement Stock Option Agreement made by and between Mr. Russell and the Company executed concurrent with Mr. Russell’s employment agreement), if Mr. Russell’s service is involuntarily terminated (other than in connection with a change in control or a termination for cause), Mr. Russell will receive (i) severance equal to three months of his then-current annual base salary, payable in monthly installments over a three month period following his termination date, (ii) three months of the same health benefits to which he (and his dependents, if applicable) had been entitled as an employee, and (iii) automatic acceleration of his unvested options issued under his Inducement Stock Option Agreement such that all of these options will be vested and exercisable. If Mr. Russell’s service is involuntarily terminated in connection with a change in control of the Company or within six months of a change in control, Mr. Russell will receive a lump sum payment equal to twelve months of his then-current annual base salary, though Mr. Russell may elect to have such benefit paid to him in approximately equal monthly installments over a twelve month period following his termination date. Mr. Russell (and his dependents, if otherwise eligible) would also receive twelve months of the same health benefits to which he had been entitled as an employee. Under the terms of his Inducement Stock Option Agreement, under which the inducement stock options were granted to Mr. Russell, and the 2004 Plan, under which all additional stock options have been granted to Mr. Russell, immediately prior to the effective date of a change in control (without regard to whether Mr. Russell is terminated in connection with such change in control), Mr. Russell would receive the benefit of automatic acceleration of his unvested options such that all options will be vested and exercisable. Receipt by Mr. Russell of severance and welfare benefits from the Company upon termination shall be in lieu of all other amounts payable by the Company to Mr. Russell and in settlement and complete release of all claims Mr. Russell may have against the Company or its directors, officers, or stockholders, other than those arising out of the severance and welfare benefits due and payable under his employment agreement and Mr. Russell’s rights under his employment agreement.

The tables below present estimates of the amounts of compensation payable to each of the Company’s named executive officers upon a change in control and/or involuntary termination (other than for cause) of such named executive officer. The amounts shown assume that such change in control and/or involuntary termination (other than for cause) occurred as of December 29, 2006, the last trading day of the fiscal year. The actual amounts to be paid can only be determined at the time of a change in control or named executive officer’s involuntary termination (other than for cause).

Involuntary Termination Other Than for Cause Upon, or Within Six Months of, Change in Control

Name and Principal Position	Salary		Bonus		Stock Options(1)		Restricted Stock		Welfare Benefits		Total
Keith B. Hagen,	$820,000		$205,000	(2)	$362,312	(3)	$1,518,000	(3)	$10,782	(4)	$2,916,094
Principal Executive Officer
David L. Piazza,	$235,000		$117,500		$133,035	(5)	—		$17,340	(6)	$502,875
Principal Financial Officer
James R. Klein,	$153,000	(7)	—		$171,500	(8)	$276,000	(8)	$5,340	(6)	$605,840
Chief Technology Officer
James R. Milligan,	$190,500	(9)	—		$107,870	(10)	—		—		$298,370
SVP for Sales and Government Programs
Steven V. Russell,	$220,000		—		$83,124	(11)	—		$4,463	(6)	$307,587
SVP of Corporate Development

(1)	The calculation of value of stock options reported in this table is based upon the assumption that all stock options owned by the named executive officer will be immediately sold upon vesting on December 29, 2006.
(2)	For Mr. Hagen, after December 31, 2006, the maximum payment under the ICP will be 100% of his then-current annual salary. Further, as reported in the Summary Compensation Table, Mr. Hagen is entitled to a guaranteed bonus of $205,000 for service through December 31, 2006 but such payment is irrespective of a termination due to a change in control and therefore is not included in this table.
(3)	Under the terms of Mr. Hagen’s Inducement Stock Option Agreement, Restricted Stock Agreement, and the 2004 Plan, the acceleration of stock options and lapsing of restrictions on shares of restricted stock for Mr. Hagen apply upon a change in control without respect to whether his employment is terminated.
(4)	This amount includes payments for medical, dental, vision, life and accidental death and dismemberment insurance.
(5)	For Mr. Piazza, the acceleration of all unvested options is based upon the terms of the 1999 Plan and 2004 Plan. The terms of the 1999 Plan and 2004 Plan provide for the acceleration of all stock options upon a change in control, except to the extent that 1999 Plan stock options are assumed by the successor entity or replaced by a cash incentive program, without respect to whether Mr. Piazza’s employment is terminated. This amount is calculated based upon the acceleration of all stock options held by Mr. Piazza.
(6)	This amount includes payments for medical, dental and vision insurance.
(7)	For Mr. Klein, the salary payment applies for involuntary termination other than for cause upon, or within 12 months of, change in control.
(8)	Under the terms of Mr. Klein’s Inducement Stock Option Agreement, Restricted Stock Agreement, and the 2004 Plan, the acceleration of stock options and lapsing of restrictions on shares of restricted stock for Mr. Klein apply upon a change in control without respect to whether his employment is terminated.
(9)	Mr. Milligan’s severance agreement does not contain a provision specifically referencing a change in control. The salary payment of $190,500 would apply to any involuntary termination (other than for cause) regardless of whether the termination was due to a change in control.
(10)	For Mr. Milligan, the acceleration of all unvested options is based upon the terms of the 1999 Plan and 2004 Plan. The terms of the 1999 Plan and 2004 Plan provide for the acceleration of all stock options upon a change in control, except to the extent that the 1999 Plan stock options are assumed by the successor entity or replaced by a cash incentive program, without respect to whether Mr. Milligan’s employment is terminated. This amount is calculated based upon the acceleration of all stock options held by Mr. Milligan.
(11)	Under the terms of Mr. Russell’s Inducement Stock Option Agreement and the 2004 Plan, the acceleration of stock options for Mr. Russell apply upon a change in control without respect to whether his employment is terminated.

Involuntary Termination Other Than for Cause or Change in Control

Name and Principal Position	Salary	Bonus		Stock Options(1)		Restricted Stock		Welfare Benefits		Total

Keith B. Hagen,	$410,000	$205,000	(2)	$362,312	(3)	$1,518,000	(3)	$10,782	(4)	$2,506,094
Principal Executive Officer

David L. Piazza,	$117,500	—		—		—		$8,670	(5)	$126,170
Principal Financial Officer

James R. Klein,	$153,000	—		$131,750	(6)	$276,000	(6)	$5,340	(5)	$566,090
Chief Technology Officer

James R. Milligan,	$190,500	—		—		—		—		$190,500
SVP for Sales and Government Programs

Steven V. Russell,	$55,000	—		$83,124	(7)	—		$1,116	(5)	$139,240
SVP of Corporate Development

(1)	The calculation of value of stock options reported in this table is based upon the assumption that all stock options owned by the named executive officer will be immediately sold upon vesting on December 29, 2006.

(2)	For Mr. Hagen, after December 31, 2006, the maximum payment under the ICP will be 100% of his then-current annual salary. Further, as reported in the Summary Compensation Table, Mr. Hagen is entitled to a guaranteed bonus of $205,000 for service through December 31, 2006 but such payment is irrespective of the nature of his termination and therefore is not included in this table.

(3)	Under the terms of Mr. Hagen’s Inducement Stock Option Agreement and Restricted Stock Agreement, the acceleration of stock options and lapsing of restrictions on shares of restricted stock granted under such agreements shall occur upon an involuntary termination other than for cause.

(4)	This amount includes payments for medical, dental, vision, life and accidental death and dismemberment insurance.

(5)	This amount includes payments for medical, dental and vision insurance.

(6)	Under the terms of Mr. Klein’s Inducement Stock Option Agreement and Restricted Stock Agreement, the acceleration of stock options and lapsing of restrictions on shares of restricted stock granted under such agreements shall occur upon an involuntary termination other than for cause.

(7)	Under the terms of Mr. Russell’s Inducement Stock Option Agreement, all stock options granted under such agreement shall vest upon an involuntary termination other than for cause.

Payments Upon Death or Disability

If a named executive officer dies or becomes disabled while he is employed, the employment relationship created pursuant to his employment agreement with the Company (in all cases except for Mr. Milligan, who does not currently have an employment agreement with the Company) will immediately terminate and no further compensation for service will become payable to such named executive officer. In connection with termination by reason of death, the Company will only be required to pay such named executive officer’s estate any unpaid compensation earned for services rendered through the date of the named executive officer’s death. Further, the named executive officer’s estate will receive, if the nature of such executive’s death falls within the terms of coverage, separate payouts under life and accidental death and dismemberment insurance policies, each equal to two times such executive’s annual base salary, up to $1,000,000. In connection with termination by reason of disability, the Company will be required to pay to the named executive officer any unpaid compensation earned for services rendered through the date of the named executive officer’s disability. The named executive officer would also receive any applicable income continuation payments provided to such executive under the long-term and short-term disability insurance policies funded by the Company on the named executive officer’s behalf. If the nature of such executive’s disability falls within the terms of coverage, the named executive officer would receive an accidental death and dismemberment insurance payout depending on the nature of the disability, up to $1,000,000, as well as payments under the applicable short-term or long-term disability insurance policy. Short-term disability coverage pays 60% of the affected named executive officer’s base salary, up to $1,000 per week for 13 weeks, including a 2 week waiting period, and long-term disability coverage pays 50% of the affected named executive officer’s base salary up to $5,000 per month after 90 days of disability.

Under the terms of the Inducement Stock Option Agreements of Messrs. Hagen, Klein and Russell and the terms of the 2004 Plan, in the case of applicable stock options held by all named executive officers, should the named executive officer die or become permanently disabled while he is employed, then the named executive officer (or his estate or other such person, as applicable under the laws of inheritance or by will) may exercise any stock options that were vested at the time of such death or permanent disability.

Under the terms of the Restricted Stock Agreements of Messrs. Hagen and Klein, should the named executive officer die or terminate service to the Company due to becoming permanently disabled, the named executive officer (or his estate or other such person, as applicable under the laws of inheritance or by will) shall forfeit any shares of restricted stock which are subject to forfeiture restrictions at the time of such death or permanent disability.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Company currently has three insurance policies insuring the directors and officers of the Company and its subsidiaries against any liability incurred by them while acting within the scope of their duties as a director or officer. The policies are for a maximum amount of $15 million and have a deductible of $500,000.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the accompanying notes set forth certain information, as of April 9, 2007, concerning the beneficial ownership of our common stock by: (1) each person who is known by us to beneficially own more than five percent of our common stock, (2) each director of our Company, (3) each named executive officer, and (4) all directors and named executive officers as a group. The beneficial ownership percentages have been calculated based on 44,501,280 shares of common stock outstanding or held by the Company as treasury shares on April 9, 2007.

Under the SEC’s rules, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock which they beneficially own. All persons listed have an address in care of QuadraMed’s principal executive offices, except as otherwise noted. All information with respect to beneficial ownership has been furnished to us by our respective stockholders, unless otherwise noted.

Name of Beneficial Owner	Number of Shares Owned		Right to Acquire		Total	Percentage
Cannell Capital, LLC(1)	—		3,951,605	(2)	3,951,605	8.2%
William K. Jurika(3)	3,806,040		—		3,806,040	8.6%
David M. Knott(4)	4,360,671		—		4,360,671	9.8%
MacKay Shields, LLC(5)	5,599,180		13,723,453	(6)	19,322,633	33.2%
North Run Advisors, LLC(7)	3,263,273		—		3,263,273	7.3%
Zazove Associates, LLC(8)	1,024,088		8,528,314	(9)	9,552,402	18.0%
Lawrence P. English(10)	—		1,947,000		1,947,000	4.2%
Joseph L. Feshbach(11)	20,000		—		20,000	*
Keith B. Hagen(10) (12)	550,000	(13)	217,708		767,708	1.7%
James R. Klein(12)	100,000	(14)	108,333		208,333	*
Robert W. Miller(10)	3,000		58,000		61,000	*
James R. Milligan(12)	26,741	(15)	62,621		89,362	*
James E. Peebles(10)	—		46,000		46,000	*
Robert L. Pevenstein(10)	10,000		58,000		68,000	*
David L. Piazza(12)	—		130,833		130,833	*
Steven V. Russell(12)	—		28,125		28,125	*
All directors and executive officers as a group (9 people)(16)	689,741		2,656,620		3,346,361	7.1%

*	Less than 1% of our outstanding shares of common stock.

(1)	Address: P.O. Box 3459, 240 E. Deloney Ave., Jackson, WY 83001. This information was obtained from the resale Prospectus (File No. 333 – 121298) filed pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended, with the SEC by the Company on December 5, 2006, for which Cannell Capital, LLC supplied securities ownership information.

(2)	Represents the number of shares issuable upon the conversion of 490,000 shares of Series A Preferred Stock with a conversion rate of 8.0645 shares of common stock per share of Series A Preferred Stock.

(3)	Mr. Jurika served on our Board of Directors from July 2003 until October 2005. His address is 3 Sandringham Place, Piedmont, California 94611. This information was obtained from the Schedule 13G/A filed with the SEC by Mr. Jurika on August 1, 2003.

(4)	Address: 485 Underhill Boulevard, Suite 205, Syosset, New York 11791. This information was obtained from the Form 3/A filed with the SEC by Mr. Knott on January 31, 2007.

(5)

Address: 9 West 57th Street, New York, NY 10019. MacKay Shields, LLC, a registered investment adviser, is an indirect wholly owned subsidiary of New York Life Insurance Company. This information was obtained from the Schedule 13G/A filed with the SEC by MacKay Shields, LLC on February 1, 2007.

(6)	Represents the number of shares issuable upon the conversion of 1,866,400 shares of Series A Preferred Stock with a conversion rate of 8.0645 shares of common stock per share of Series A Preferred Stock.

(7)	Address: One International Place, Suite 2401, Boston, MA 02110. This information was obtained from the Schedule 13G filed with the SEC by North Run Advisors, LLC (“North Run”) on September 26, 2006, as amended by the Schedule 13G/A filed with the SEC by North Run on October 5, 2006. According to such filings, North Run owns these securities jointly with North Run GP, LP (the “GP”), North Run Capital, LP (the “Investment Manager”), Todd B. Hammer and Thomas B. Ellis. Messrs. Hammer and Ellis are the principals of North Run, the GP and the Investment Manager. North Run is the general partner for both the GP and the Investment Manager.

(8)	Address: 940 Southwood, Incline Village, NV 89451. Zazove Associates, LLC is controlled by Gene T. Pretti, its Chief Executive Officer and majority equity holder. This information was obtained from the Schedule 13G filed with the SEC by Zazove Associates, LLC on January 10, 2007.

(9)	This number of shares includes (i) 1,008,168 shares of common stock issuable upon the exercise of warrants and (ii) 7,520,146 shares of common stock issuable upon the conversion of 932,500 shares of Series A Preferred Stock owned by the holder, based on a conversion rate of 8.0645 shares of common stock per share of Series A Preferred Stock.

(10)	Director

(11)	Mr. Feshbach resigned as a director in January 2006. These amounts represent the information last known to the Company regarding Mr. Feshbach’s securities ownership.

(12)	Named Executive Officer, as defined in “Executive Compensation” on Page 20.

(13)	This number of shares constitutes 550,000 restricted shares for which Mr. Hagen has sole voting power, but which are subject to contractual limitations on transfer.

(14)	This number of shares includes 65,000 restricted shares for which Mr. Klein has sole voting power, but which are subject to contractual limitations on transfer.

(15)	This number of shares includes 1,566 shares of common stock owned by Mr. Milligan’s wife.

(16)	This number includes all current directors and executive officers and excludes Mr. Feshbach.

OTHER INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the policy of the Board that all related-party transactions, as that term is defined by GAAP (including a series of similar or related transactions), shall be subject to approval by the Board, or one of its Committees, prior to execution by the Company or any subsidiary of any letter, agreement or document which commits or obligates the Company or a subsidiary to consummate any such transaction. Related-party transactions shall be periodically reported to the Board.

LARGEST SECURITY HOLDERS

MacKay Shields, LLC beneficially owns 33.2%, Zazove Associates, LLC beneficially owns 18.0%, David M. Knott beneficially owns 9.8%, William K. Jurika, a former director of QuadraMed, beneficially owns 8.6%, Cannell Capital, LLC beneficially owns 8.2%, and North Run Advisors, LLC beneficially owns 7.3% of QuadraMed’s common stock (see “Security Ownership of Beneficial Owners and Management,” above).

QuadraMed is not aware of any other beneficial owner of five percent (5%) or more of its outstanding shares of common stock.

EQUITY COMPENSATION PLAN INFORMATION

This table provides information about our common stock subject to equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Approved By Stockholders(1)	7,783,087	(2)	$3.63	561,710	(3)
Not Approved by Stockholders(4)	1,565,000		$1.79	n/a

(1)	The Company has issued stock options and restricted stock under its 1996 Stock Incentive Plan (the “1996 Plan”), the 1999 Plan and the 2004 Plan, all of which were approved by stockholders. The 2004 Plan superseded the Company’s 1996 Plan, as amended, and the 1999 Plan, as amended, as of May 6, 2004, although stock options and restricted stock under the 1996 and 1999 Plans outstanding as of that date remain subject to the terms of those plans.

(2)	Includes options originally issuable under various benefit plans of entities acquired by us.

(3)	This number excludes options and restricted shares outstanding and shares issued upon exercise of options plan-to-date, as of December 31, 2006.

(4)

The Company has issued stock options outside of stockholder-approved equity compensation plans as inducements for the employment of the following executives: Keith B. Hagen (550,000; exercise price of $1.83), James R. Klein (200,000; exercise price of $1.74), Steven V. Russell (75,000; exercise price of $1.24) and John C. Wright (750,000; exercise price of $1.82). Mr. Wright’s service to the Company terminated on August 31, 2005. All such options were granted pursuant to an Inducement Stock Option Agreement entered into between the Company and the individual executive. The terms of these Inducement Stock Option Agreements provide (i) for a fixed exercise price as set forth in each agreement, which is the closing price of the Company’s common stock on the grant date or the last trading day prior to the grant date or state the exercise price will be the closing price of the Company’s common stock on the grant date or the last trading day prior to the grant date; (ii) options have a maximum term of ten years; (iii) 25% of the recipient’s options vest on the first anniversary of the grant, with the remaining 75% vesting pro rata in a series of 36 equal monthly installments upon the recipient’s completion of each month of employment after the first anniversary of the grant date; (iv) upon the executive’s involuntary termination (other than a termination for cause) or a change in control of the Company, all options fully vest and remain exercisable for 12 months (for Mr. Wright, this was 36 months) or until the expiration date (which is ten years from the grant date); (v) upon the executive’s death or permanent disability, all options that had vested until the date of cessation of service remained exercisable for 12 months (for Mr. Klein, 6 months; for Mr. Wright, 36 months, and Mr. Wright was to be credited with an extra 12 months of service in the event of his death or permanent disability); (vi) upon the executive’s voluntary termination, all options that had vested until the date of cessation of service remained exercisable for 3 months (for Mr. Wright, 36 months); and (vii) upon the executive’s termination for cause, the options terminate immediately.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires QuadraMed’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of QuadraMed’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of QuadraMed’s equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish QuadraMed with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, QuadraMed believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2006, were met in a timely manner by its directors, executive officers, and greater than ten percent (10%) beneficial owners, with the following exceptions: Mr. Piazza filed one late-filed Form 4 reporting a transaction in February 2006; Mr. Klein filed one late-filed Form 4 reporting a transaction in February 2006; and Mr. Milligan filed one late-filed Form 4 reporting a transaction in February 2006.

PROPOSAL TWO

APPROVAL AND RATIFICATION OF AN AMENDMENT TO THE 2004 STOCK COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN FROM 1,536,369 TO 4,536,369

The second proposal item to be voted on is the approval and ratification of a proposed amendment to the 2004 Stock Compensation Plan to increase the number of shares reserved for issuance under the Plan from 1,536,369 to 4,536,369.

You are being asked to approve and ratify an increase in the number of shares reserved for issuance under the 2004 Stock Compensation Plan (the “2004 Plan”), which provides employees the opportunity to acquire common stock ownership in the Company, from 1,536,369 to 4,536,369 shares.

On May 6, 2004, the stockholders approved the adoption of the 2004 Plan, which provides stock compensation to employees, consultants, directors, and advisors based on their service to the Company, their performance and other factors. The 2004 Plan has a ten-year term, ending on May 6, 2014. The 2004 Plan authorizes the issuance of nonqualified and incentive stock options (within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”)), stock appreciation rights, restricted stock and restricted stock units. The Plan is currently limited to a maximum distribution of 1,536,369 shares, with a limit of 1,500,000 shares that may be granted to any one individual as stock options or stock appreciation rights in any one calendar year period. Stock options, restricted stock, restricted stock units and stock appreciation rights granted under the 2004 Plan will become exercisable/fully vested upon the occurrence of a change in control as defined in the 2004 Plan. As of April 9, 2007, 1,549,659 shares of common stock had been awarded under the 2004 Plan, of which 78,542 shares had been cancelled, leaving only a total of 65,252 shares available for grants under the 2004 Plan.

A copy of the 2004 Plan as proposed to be amended and restated is attached hereto as Exhibit A.

The Company believes it is in the best interests of the Company’s stockholders and employees to increase the number of shares of common stock available under the 2004 Plan as this will allow the Company to continue to attract and retain quality personnel and to promote employee participation in equity ownership of the Company. The Board believes that the additional shares of common stock available for issuance under the 2004 Plan will be sufficient to address both the Company’s 2004 Plan-based compensation needs through 2008 and the current compensation plans for the senior executive and leadership teams.

As discussed in the section of this proxy statement titled “Compensation Discussion and Analysis” in this proxy statement, the Compensation Committee and the Board have decided to award the Company’s senior executives with stock options sufficient to raise the aggregate level of their aggregate equity holdings in the Company to 5%, on a fully diluted basis. Such a decision was based upon the belief that holding a material amount of equity in the Company will serve as a constant and valuable incentive for each senior executive to perform to the best of his or her ability to improve the Company’s performance and increase the value of the Company’s stock. Subject to approval of the Company’s stockholders of the proposal to increase capacity under the 2004 Plan, the Board intends to award options to purchase a total of 975,000 shares of common stock to the Company’s named executive officers, excluding the CEO, and options to purchase a total of 455,000 shares of common stock to other Company senior executives.

The Board of Directors unanimously recommends that you vote FOR this proposal.

PROPOSAL THREE

APPROVAL AND RATIFICATION OF AN AMENDMENT TO THE 2004 STOCK COMPENSATION PLAN RELATING TO THE DEFINITION OF FAIR MARKET VALUE

The third proposal item to be voted on is the approval and ratification of the second proposed amendment to the 2004 Stock Compensation Plan to modify the definition of “Fair Market Value” for purposes of the Plan.

General

Please refer to Proposal Two of this proxy statement for a discussion of the terms of the 2004 Plan.

In July 2006, the U.S. Securities and Exchange Commission adopted new disclosure standards for executive compensation programs. In particular, these new standards emphasize that the “fair market value” of stock-based awards (including stock options and other equity-based awards) made to a company’s senior executives must be determined based on the closing selling price of the company’s common stock on the date of the award. In order to assure compliance with these standards, the Company proposes to amend and restate the 2004 Plan to provide that the “fair market value” of shares of common stock granted under the 2004 Plan shall be calculated based upon the closing selling price for the Company’s common stock on the date of grant of the award as opposed to the last trading day prior to the date of grant. In all other respects, the existing terms of 2004 Plan will remain unchanged.

In consenting to this proposal, you will consent to the amendment of the 2004 Plan, if this proposal is approved at the annual meeting. A copy of the 2004 Plan as proposed to be amended and restated is attached hereto as Exhibit A.

Text of the Proposed Amendments

The Company proposes to amend the 2004 Plan in Section 2(m) as indicated:

(m) For purposes of determining the “Fair Market Value” of a share of Common Stock on any relevant date, the following rules shall apply:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date ~~preceding the date~~ in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on such date, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date ~~preceding the date~~ in question on the Stock Exchange determined by the Board to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on such date, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) If the Common Stock is not at the time traded on any Stock Exchange and is not reported on the Nasdaq National Market or any successor system, then the Fair Market Value shall be the average between the highest bid and lowest asked prices for the Common Stock on the date ~~preceding the date~~ in question by an established quotation service for over-the-counter securities.

(iv) If the Common Stock is not at the time traded on any Stock Exchange, is not reported on the Nasdaq National Market or a successor system, and is not otherwise publicly traded, then the Fair Market Value shall be established by the Committee acting in good faith and taking into consideration all factors which it deems appropriate, including, without limitation, recent sale or offer prices for the Common Stock in private arms-length transactions.

The Board of Directors unanimously recommends that you vote FOR this proposal.

PROPOSAL FOUR

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The fourth proposal item to be voted on is to approve the appointment of BDO Seidman, LLP as QuadraMed’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

The Audit Committee has appointed, and the Board has approved, BDO Seidman, LLP to act as our independent registered public accounting firm for the fiscal year ending December 31, 2007. The Board has directed that such appointment be submitted to our stockholders for ratification. BDO Seidman, LLP has been the Company’s independent registered public accounting firm for the preceding five fiscal years.

Stockholder ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm is not required. The Board, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board will reconsider whether or not to retain BDO Seidman, LLP or another firm. Even if the appointment is ratified, the Board, in its discretion, may direct the appointment of a different accounting firm at any time during the 2007 fiscal year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of BDO Seidman, LLP are expected to be present at the 2007 Annual Meeting of Stockholders and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR this proposal.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence and knowledge requirements of the Sarbanes-Oxley Act of 2002 and the marketplace rules of the American Stock Exchange. The Audit Committee oversees QuadraMed’s financial reporting process on behalf of the Board of Directors. The Audit Committee appoints and retains QuadraMed’s independent registered public accounting firm, whose appointment is confirmed and ratified by the Board of Directors. Management has the primary responsibility for overseeing preparation of the financial statements and the overall reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006 (the “Annual Report”) with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee discussed with BDO Seidman, LLP, our independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with BDO Seidman, LLP such firm’s independence from management and QuadraMed, and has received and reviewed the written disclosures and letter from BDO Seidman, LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Oversight Board in Rule 3600T.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Annual Report for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

AUDIT COMMITTEE

Robert L. Pevenstein, Chairman

Robert W. Miller

James E. Peebles

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For work performed in regard to fiscal years 2006 and 2005, BDO Seidman, LLP billed QuadraMed the following fees for services, as categorized:

	2006	2005
Audit Fees	$771,200	$919,205
Audit Related Fees(1)	$15,000	$41,237
Tax Fees	—	—
All Other Fees	—	—

Total	$786,200	$960,442

(1)	Audit related fees are fees associated with the audit of the Company’s 401(k) Plan.

Before the Company’s independent registered public accounting firm is engaged to render audit or non-audit services, the engagement is approved by the Audit Committee. The Audit Committee is required under the provisions of its written charter to pre-approve all audit services and permissible non-audit services as set forth in Section 10A(i) of the Securities Exchange Act of 1934. In fiscal year 2006, all audit and audit related services were either pre-approved by the Audit Committee or by the Chairman of the Audit Committee on behalf of the Audit Committee. The Audit Committee concluded that the performance of such services by BDO Seidman, LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2007 Annual Meeting of Stockholders other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

From time to time stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under the rules of the Securities and Exchange Commission, to be included in the proxy statement for the 2008 Annual Meeting of Stockholders, the Company must receive proposals no later than December 21, 2007.

Pursuant to the Company’s Amended and Restated Bylaws, stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. Our Bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Company no later than the close of business on the 60th day prior to nor earlier than the close of business on the 90th day prior to the anniversary date of the previous year’s annual meeting. To be eligible for consideration at the 2008 Annual Meeting of Stockholders, proposals that have not been submitted by the deadline for inclusion in the proxy statement must be received by the Company between March 9, 2008 and April 8, 2008. In the event the date of the 2008 Annual Meeting of Stockholders is changed by more than 30 days from the date contemplated as of the date of this proxy statement, stockholder notice must be received not earlier than the close of business on the 90th day prior to the 2008 Annual Meeting of Stockholders nor later than the close of business on the 60th day prior to the 2008 Annual Meeting of Stockholders. However, in the event a public announcement of the date of the 2008 Annual Meeting of Stockholders is first made fewer than 70 days prior to such annual meeting, stockholder proposals must be made by the close of business on the 10th day following such public announcement. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

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It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By order of the Board of Directors,

David L. Piazza
Executive Vice President, Chief Financial Officer and Corporate Secretary

April 20, 2007

Reston, Virginia

EXHIBIT A

(Proposals Two and Three)

QUADRAMED CORPORATION

2004 STOCK COMPENSATION PLAN

1. Purpose

The purpose of this 2004 Stock Compensation Plan is to secure for QuadraMed Corporation and its stockholders, the benefits of the incentive inherent in common stock ownership by the employees, consultants, directors and advisors of and to QuadraMed Corporation and its Subsidiaries and Affiliates in order to ensure the future growth and continued financial success of the QuadraMed Corporation, and its Subsidiaries and Affiliates.

2. Definitions

The following terms wherever used herein shall have the meanings set forth below.

(a) The term “Affiliate” shall mean any entity in which the Company or a Subsidiary has an ownership interest of at least 50%.

(b) The term “Award” means award of an Option, Stock Appreciation Right (“SAR”), Restricted Stock or Restricted Stock Unit under the Plan.

(c) The term “Award Agreement” shall mean an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.

(d) The term “Board” shall mean the Board of Directors of QuadraMed Corporation.

(e) The term “Cause” shall mean (a) the Participant’s conviction of, or entering a guilty plea with respect to, any crime (whether or not involving the Company); (b) conduct of the Participant related to the Participant’s employment for which either criminal or civil penalties against the Participant or the Company may be sought; (c) material violation of the Company’s policies, including, but not limited to those set forth in Company manuals or statements of policy; (d) serious neglect or misconduct in the performance of the Participant’s duties for the Company or willful or repeated failure or refusal to perform such duties; or (e) the commission of any act of fraud, embezzlement or dishonesty by the Participant or any other intentional misconduct by such person that adversely affects the business or affairs of the Company, its Affiliates or Subsidiaries.

(f) The term “Change in Control” shall mean:

(i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the Company’s state of incorporation;

(ii) a sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) a transfer of all or substantially all of the Company’s assets pursuant to a partnership or joint venture agreement or similar arrangement where the Company’s resulting interest is less than fifty percent (50%);

(iv) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

(v) on or after the date hereof, a change in ownership of the Company through an action or series of transactions, such that any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the securities of the combined voting power of the Company’s outstanding securities; or

(vi) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

(g) The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(h) The term “Committee” shall mean the Compensation Committee of the Board.

(i) The term “Common Stock” shall mean the shares of common stock of QuadraMed Corporation.

(j) The term “Company” shall mean QuadraMed Corporation and/or any of its Subsidiaries and Affiliates as the context requires.

(k) The term “Effective Date” shall mean the date this Plan is approved by the Board.

(l) The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) For purposes of determining the “Fair Market Value” of a share of Common Stock on any relevant date, the following rules shall apply:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on such date, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Board to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on such date, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) If the Common Stock is not at the time traded on any Stock Exchange and is not reported on the Nasdaq National Market or any successor system, then the Fair Market Value shall be the average between the highest bid and lowest asked prices for the Common Stock on the date in question by an established quotation service for over-the-counter securities.

(iv) If the Common Stock is not at the time traded on any Stock Exchange, is not reported on the Nasdaq National Market or a successor system, and is not otherwise publicly traded, then the Fair Market Value shall be established by the Committee acting in good faith and taking into consideration all factors which it deems appropriate, including, without limitation, recent sale or offer prices for the Common Stock in private arms-length transactions.

(n) The term “Immediate Family Member” shall mean a Participant’s spouse, parents, children, stepchildren, grandchildren and legal dependents.

(o) The term “Incentive Stock Option” shall mean any Option granted pursuant to the Plan that is designated as an Incentive Stock Option and which satisfies the requirements of Section 422(b) of the Code.

(p) The term “Insider” shall mean any person who is subject to the reporting obligations of Section 16(a) of the Exchange Act.

(q) The term “Nonqualified Stock Option” shall mean any Option granted pursuant to the Plan that is not an Incentive Stock Option.

(r) The term “Option” or “Stock Option” shall mean a right granted pursuant to the Plan to purchase shares of Common Stock at an exercise price established by the Committee pursuant to the Plan.

(s) The term “Optionholder” shall mean a person to whom an Option is granted pursuant to the Plan, or, if applicable, such other person who holds an outstanding Option.

(t) The term “Participant” means a person to whom an Award is granted pursuant to the Plan.

(u) The term “Permanent Disability” or “Permanently Disabled” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. However, solely for purposes of the Non-Employee Director Option Grant Program, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

(v) The term “Plan” shall mean the QuadraMed Corporation 2004 Stock Compensation Plan, as the same may be amended from time to time.

(w) The “Prior Plan” shall mean the QuadraMed Corporation 1996 Stock Incentive Plan and the QuadraMed Corporation 1999 Supplemental Stock Option Plan, as applicable.

(x) The term “Restricted Stock” means shares of Common Stock awarded under the Plan that are subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service or achievement of performance or other objectives, as determined by the Committee pursuant to Paragraph 11 of the Plan.

(y) The term “Restricted Stock Unit” shall mean an Award payable in cash or Common Stock and represented by a bookkeeping credit where the amount represented by the bookkeeping credit of each Restricted Stock Unit equals the Fair Market Value of a share of Common Stock on the date of grant and which amount shall be subsequently increased or decreased to reflect the Fair Market Value of a share of Common Stock on any date from the date of grant up to the date of Restricted Stock Unit is paid to the Participant in cash or Common Stock. Restricted Stock Units are not outstanding shares of Common Stock and do not entitle a Participant to voting or other rights with respect to Common Stock; provided, however, that an Award of Restricted Stock Units may provide for the crediting of additional Restricted Stock Units based on the value of dividends paid on Common Stock while the Award is outstanding.

(z) The term “Stock Appreciation Right” or “SAR” shall mean a right to receive, either in cash or Common Stock, as determined by the Committee, the excess of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR, which right is granted pursuant to Paragraph 9 hereof and subject to the terms and conditions contained herein.

(aa) The term “Stock Exchange” shall mean the American Stock Exchange, the New York Stock Exchange, the Boston Stock Exchange or any other “national securities exchange” within the meaning of the Exchange Act.

(bb) The term “Subsidiary” shall mean any corporation which at the time qualified as a subsidiary of the Company under the definition of “subsidiary corporation” in Section 424 of the Code.

3. Effective Date of the Plan

This Plan shall become effective upon stockholder approval, provided that such approval is received before the expiration of one year from the date this Plan is approved by the Board, and provided further that the Board may make Awards pursuant to the Plan prior to such stockholder approval if such Awards by their terms are contingent upon subsequent stockholder approval of this Plan.

4. Administration

(a) The Plan shall be administered by the Committee.

(b) The Committee may establish, from time to time and at any time, subject to the limitations of the Plan as set forth herein, such rules and regulations and amendments and supplements thereto, as it deems necessary to comply with applicable law and regulation and for the proper administration of the Plan. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the Committee.

(c) Notwithstanding the provisions of this Paragraph 4, the Chief Executive Officer of the Company, shall have authority to grant to any person, other than an Insider, an annual Award or Awards up to an aggregate of 50,000 shares of Common Stock per Participant; and any such Award or Awards shall, for purposes of this Plan, be considered as the action of the Committee.

(d) Awards shall be granted by the Company and shall become effective only after prior approval of the Committee, and upon the execution of an Award Agreement between the Company and the recipient of the Award.

(e) All Awards under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligation to be satisfied through cash payments, through the surrender of shares of Common Stock which the participant already owns, or through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Plan.

(f) The Committee’s interpretation and construction of the provisions of the Plan and the rules and regulations adopted by the Committee shall be final and binding on all persons, unless otherwise determined by the Board. No member of the Committee or the Board shall be liable for any action taken or determination made, in respect of the Plan, in good faith.

(g) The Committee may impose such other terms and conditions, as it deems advisable, including, without limitation, restrictions and requirements relating to (i) the registration, listing or qualification of the Common Stock, (ii) the grant or exercise of purchase rights under the Plan, or (iii) the shares of Common Stock acquired under the Plan.

(h) Notwithstanding any other provisions of the Plan, the Company shall have no obligation to deliver any shares of Common Stock under the Plan or make any other distribution of any benefit under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of the Exchange Act or any securities exchange or similar entity.

5. Participation in the Plan

(a) Participation in the Plan shall be limited to the employees of the Company (including prospective employees conditioned on their becoming employees) and any advisor, consultant, director or other person providing services to the Company who shall be designated by the Committee.

(b) No member of the Committee shall participate in deliberations concerning the granting of, and the terms and conditions of, his or her own Award.

6. Stock Subject to the Plan

(a) The amount of Common Stock which may be made subject to Awards under this Plan shall be 4,536,369 shares, which is the amount of shares of Common Stock available for, and not made subject to, grants of options or other awards under the Prior Plans as of March 29, 2004, subject to adjustment based upon grants under the Prior Plans between March 29, 2004 and the Effective Date of the Plan. To determine the number of shares of Common Stock available at any time for the granting of Awards, there shall be deducted from the total number of reserved shares of Common Stock, the number of shares of Common Stock in respect of which Awards have been granted pursuant to the Plan that are still outstanding or have been exercised. The shares of Common Stock to be issued upon the exercise of Awards granted pursuant to the Plan shall be made available from the authorized and unissued shares of Common Stock or shares subsequently acquired by the Company as treasury shares. If for any reason shares of Common Stock as to which an Award has been made are forfeited or otherwise cease to be subject to purchase thereunder, then such shares of Common Stock again shall be available for issuance pursuant to the exercise of Awards pursuant to the Plan.

(b) Subject to Paragraph 6(c), the maximum number of shares that may be covered by Awards granted to any one individual pursuant to Paragraph 7 (relating to Options) or Paragraph 9 (relating to SARs) shall be one million five hundred thousand (1,500,000) shares during any one calendar year period; and the maximum number of shares that may be issued to any one individual in conjunction with the Awards granted pursuant to Paragraph 11 (relating to Restricted Stock Awards) shall be seven hundred fifty thousand (750,000) shares during any one calendar year period.

(c) In the event of a recapitalization, stock split, stock dividend, combination of shares of Common Stock, share exchange or any similar corporate transaction or event in respect of the Common Stock, the Plan will be appropriately adjusted in the number and class of shares reserved for the granting of Awards and in the number, class and price of shares covered by Awards granted pursuant to the Plan but not then exercised. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

7. Terms and Conditions of Options

(a) Each Option granted pursuant to the Plan shall be evidenced by an Award Agreement in such form as the Committee may approve, which agreement shall be subject to the terms and conditions of this Plan, and shall contain such terms and conditions, as the Committee shall prescribe.

(b) The exercise price per share of Common Stock purchasable under an Option shall be determined by the Committee at the time the Option is granted but will not be less than the Fair Market Value of a share of Common Stock as of the date of the grant of such Options.

(c) Each Option, subject to the other limitations set forth in the Plan, may extend for a period of up to ten (10) years from the date on which it is granted. The term of each Option shall be determined by the Committee at the time of grant of the Option, provided that if no term is established by the Committee the term of the Option shall be ten (10) years from the date on which it is granted.

(d) The Optionholder’s right to exercise the Option shall vest as follows: (i) 25% of the Option shares shall vest upon the Participant’s completion of one year of continuous service with the Company; and (ii) the balance of the Option shares shall vest in a series of thirty-six (36) equal successive monthly installments upon the Participant’s completion of each additional month of continuous employment. The Committee may, however, provide in the Award Agreement that the right to exercise each Option for the number of shares subject to each Option shall vest in the Optionholder over any other shorter or longer period, or in periodic installments that may, but need not, be equal; and the Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. However, in the event of a Change in Control, any Option that is not then fully exercisable, shall become fully exercisable immediately prior to that Change in Control.

(e) Options shall be nontransferable and nonassignable, except that Options may be transferred by testamentary instrument or by the laws of descent and distribution, and shall be exercisable by the Participant during his lifetime only by him. Notwithstanding the foregoing, the Committee may set forth in the Award Agreement at the time of grant or thereafter, that the Option (other than an Incentive Stock Option) may be transferred to Immediate Family Members, to trusts solely for the benefit of such Immediate Family Members, and to partnerships in which such Immediate Family Members and/or trusts are the only partners. Any transfer of Options made under this provision shall not be effective until notice of such transfer is delivered to the Company. In the event an Option is transferred in accordance with the foregoing, the Option shall be exercisable solely by the transferee and shall remain subject to the provisions of the Plan. The Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Upon voluntary or involuntary termination of a Participant’s active service with the Company for any reason (including illness or disability), his or her Option and all rights thereunder shall terminate effective ninety (90) days, or two (2) years, in the case of an Insider, after the date the Optionholder ceases active, regular service with the Company, except (i) to the extent previously exercised and (ii) as provided in subparagraphs (g), (h) and (i) of this Paragraph 7.

(g) In the event a Participant (i) takes a leave of absence from the Company for personal reasons or as a result of entry into the armed forces of the United States, or any of the departments or agencies of the United States government or (ii) terminates his or her employment or ceases providing services to the Company, by reason of illness, Permanent Disability, voluntary termination with the consent of the Committee, or other special circumstances, the Committee may consider his or her case and may take such action in respect of the related Award Agreement as it may deem appropriate under the circumstances, including accelerating the time previously granted Options may be exercised and extending the time following the Participant’s termination of active employment during which the Optionholder is entitled to purchase the shares of Common Stock subject to such Options, provided that in no event may any Option be exercised after the expiration of the term of the Option.

(h) If a Participant dies during the term of his or her Option without having fully exercised the Option, the Optionholder or the person who inherits the right to exercise the Option by bequest or inheritance, shall have the right at any time following the Participant’s death and for a period of one (1) year following the date of the Participant’s death, or two (2) years in the case of Insider, to purchase the number of shares of Common Stock that the Optionholder was entitled to purchase at the date of death of the Participant, after which the Option shall lapse, provided that in no event may any Option be exercised after the expiration of the term of the Option. In the event of the death of the transferee of an Option transferred in accordance with Paragraph 7(e), above, the Option shall be exercisable by the executors, administrators, legatees or distributees of the transferee’s estate, as the case may be, for a period of one (1) year following the date of the transferee’s death, or two (2) years in the case of Insider, provided that in no event may the Option be exercised after the expiration of the term of the Option.

(i) If a Participant ceases to actively provide services to the Company due to his or her retirement with the consent of the Company and without his or her Option having been fully exercised, then the Optionholder shall have the right within ninety (90) days of the Participant’s termination of employment, or two (2) years in the case of an Insider, to purchase the number of shares of Common Stock that the Optionholder was entitled to purchase at the date of the Participant’s termination, after which the Option shall lapse, provided that in no event may any Option be exercised after the expiration of the term of the Option. The Committee may cancel an Option during the post-termination exercise period referred to in this paragraph, if the Participant engages in “Detrimental Activity” as defined in subparagraph 14(a) or otherwise engages in employment or activities contrary, in the opinion of the Committee, to the best interests of the Company. The Committee shall determine in each case whether a termination of employment shall be considered a retirement with the consent of the Company, and, subject to applicable law, whether a leave of absence shall constitute a termination of active service for the Company. Any such determination of the Committee shall be final and binding on all persons, unless overruled by the Board.

(j) Notwithstanding the foregoing, in the event of the termination of a Participant’s employment for Cause, all outstanding Options granted to such Participant shall terminate and expire as of the commencement of business on the effective date of such termination.

(k) In addition to the general terms and conditions set forth in the Paragraph 7 in respect of Options granted pursuant to the Plan, Incentive Stock Options granted pursuant to the Plan shall be subject to the following additional terms and conditions:

(i) “Incentive Stock Options” shall be granted only to individuals who, at the date of grant of the Option, are employees of the Company or a Subsidiary;

(ii) No employee who owns beneficially more than 10% of the total combined voting power of all classes of stock of the Company shall be eligible to be granted an “Incentive Stock Option”, unless the exercise price per share is at least 110% of the Fair Market Value of the Common Stock subject to the Option on the date of grant of the Option and the Option, by its terms, is not exercisable after the expiration of five years from the date the Option is granted;

(iii) To the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Common Stock in respect of which an Option is exercisable for the first time by the Participant during any calendar year (and taking into account all “incentive stock option” plans of the Company) exceeds $100,000, that number of whole shares for which an Option issued hereunder is exercisable with an aggregate fair market value in excess of this $100,000 limit shall not be treated as having been granted under an “Incentive Stock Option”; and

(iv) Any other terms and conditions specified by the Board that are not inconsistent with the Plan, except that such terms and conditions must be consistent with the requirements for “incentive stock options” under Section 422 of the Code.

8. Methods of Exercise of Options

(a) An Optionholder (or other person or persons, if any, entitled to exercise an Option hereunder) desiring to exercise an Option granted pursuant to the Plan as to all or part of the shares of Common Stock covered by the Option shall (i) notify the Company in writing to that effect at its principal executive offices prior to 4:30 p.m. Washington, D.C. time on the day of exercise (which must be a business day at the executive offices of the Company), specifying the number of shares of Common Stock to be purchased and the method of payment therefor, and (ii) make payment for the shares of Common Stock so purchased in accordance with this Paragraph 8. Such written notice may be given by means of a facsimile or other electronic transmission. If a facsimile or other electronic transmission is used, the Optionholder should mail the original executed copy of the written notice to the Company promptly thereafter.

(b) Payment shall be made by delivery to the Company at the address set forth in subparagraph 8(a) by the Optionholder of either (i) United States currency in an amount equal to the aggregate purchase price of the shares of Common Stock as to which such exercise relates or (ii) at the discretion of the Committee, and to the extent permitted by applicable statutes and regulations, shares of other Common Stock then held by the Optionholder that are owned free and clear of any liens, claims, encumbrances or security interests and that are valued at Fair Market Value on the date of exercise. Subject to any restrictions on Insiders pursuant to Section 13(k) of the Exchange Act (and rules and regulations promulgated thereunder), the Committee may permit the exercise of the Award and payment of any applicable withholding tax in respect of an Award by delivery of notice, subject to the Company’s receipt from a third party of payment (or commitment to make payment) in full in cash for the exercise price and the applicable withholding taxes prior to issuance of Common Stock, in the manner and subject to the procedures as may be established by the Committee.

(c) Holders of Nonqualified Stock Options shall be entitled, at or prior to the time the written notice provided for in subparagraph 8(a) is delivered to the Company to elect to deliver previously owned shares of Common Stock upon exercise of the Option to satisfy any withholding taxes attributable to the exercise of the Option. If the Committee does not include any provisions relating to this withholding feature in its resolutions granting the Option or in the Award Agreement, however, the maximum amount that an Optionholder may elect to have withheld from the shares of Common Stock otherwise deliverable upon exercise or the maximum number of previously owned shares an Optionholder may deliver shall be equal to the minimum federal and state withholding. Notwithstanding the foregoing provisions, the Committee may include in the Award Agreement relating to any such Option provisions limiting or eliminating the Optionholder’s ability to pay his withholding tax obligation with shares of Common Stock or, if no such provisions are included in the Award Agreement but in the opinion of the Committee such withholding would have an adverse tax, accounting or other effect on the Company, at or prior to exercise of the Option, the Committee may so limit or eliminate the Optionholder’s ability to pay his or her withholding tax obligation with shares of Common Stock. Notwithstanding the foregoing provisions, a holder of a Nonqualified Stock Option may not elect any of the methods of satisfying his withholding tax obligation in respect of any exercise if, in the opinion of counsel to the Company, such method would not be in compliance with all applicable laws and regulations.

(d) An Optionholder at any time may elect in writing to abandon an Option in respect of all or part of the number of shares of Common Stock as to which the Option shall not have been exercised.

(e) An Optionholder shall have none of the rights of a stockholder of the Company until the shares of Common Stock covered by the Option are issued to him or her upon exercise of the Option.

9. Stock Appreciation Rights

The Committee may grant SARs pursuant to the Plan, which shall be evidenced by Award Agreements in such form as the Committee shall, from time to time, approve. SARs shall be subject to such terms and conditions as the Committee shall impose, including the following:

(a) The per share exercise price of any SAR under the Plan shall be determined by the Committee at the time of the grant of the SAR, but shall not be less than the Fair Market Value of a share of Common Stock as of the date of the grant of such SAR.

(b) A SAR shall be exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee and set forth in the Agreement evidencing the SAR. In the event of a Change in Control, any SAR that is not then fully exercisable, shall become fully exercisable immediately prior to that Change in Control.

(c) A SAR shall entitle the Participant to receive from the Company that number of shares of Common Stock having an aggregate value equal to (or, in the discretion of the Committee, less than) the excess of the Fair Market Value of one share of Common Stock over the exercise price per share specified in the Award Agreement evidencing the SAR times the number of shares called for by the SAR. The Committee shall be entitled to cause the Company to settle its obligation, arising out of the exercise of a SAR, by the payment of cash equal to the aggregate Fair Market Value of the shares of Common Stock which the Company would otherwise be obligated to deliver, or partly by the payment of cash and partly by the delivery of Common Stock.

(d) Except as otherwise provided in an applicable Award Agreement, during the lifetime of a Participant, each SAR granted to a Participant shall be exercisable only by the Participant and no SAR shall be assignable or transferable otherwise than by will or by the laws of descent and distribution. The Committee may, in any applicable Award Agreement evidencing a SAR, permit a Participant to transfer all or some of the SAR to (i) the Participant’s Immediate Family Members, or (ii) a trust or trusts solely for the exclusive benefit of such Immediate Family Member and to partnerships in which such Immediate Family Members and/or trusts are the only partners.

(e) Unless otherwise provided in an applicable Award Agreement, in the event that the employment of a Participant with the Company shall terminate for any reason other than retirement with the consent of the Company, Cause, Permanent Disability or death (i) SARs granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of 90 days after such termination, or two (2) years after such termination in the case of an Insider, on which date they shall expire, and (ii) SARs granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no SAR shall be exercisable after the expiration of its term.

(f) Unless otherwise provided in an applicable Award Agreement, in the event that the employment of a Participant with the Company shall terminate on account of the death or Permanent Disability of the Participant (i) SARs granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of one (1) year after such termination, or two (2) years in the case of an Insider, on which date they shall expire, and (ii) SARs granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no SAR shall be exercisable after the expiration of its term.

(g) In the event of the termination of a Participant’s employment for Cause, all outstanding SARs granted to such Participant shall expire as of the commencement of business on the effective date of such termination.

10. Deferral Election

Notwithstanding the provisions of this Plan, any Participant may elect, with the concurrence of the Committee and consistent with any rules and regulations established by the Committee, to defer the delivery of the proceeds of the exercise of any Option or SAR not transferred under the applicable provisions of this Plan.

(a) The election to defer the delivery of the proceeds from any eligible Award must be made no later than the end of the taxable year preceding the year in which the Participant performs the service for which the compensation may be deferred, or such longer period as the Committee in its discretion may specify. Deferrals will only be allowed for exercises which occur while the Participant is an active employee of the Company. Any election to defer the delivery of proceeds from an eligible Award shall be irrevocable as long as the Participant remains an employee of the Company.

(b) The deferral of the proceeds of an eligible Award may be elected by a Participant subject to the regulations established by the Committee. The proceeds from such an exercise shall be credited to the Participant’s deferred stock account as the number of deferred share units equivalent in value to those proceeds. Deferred share units shall be valued at the Fair Market Value on the date of exercise. Subsequent to exercise, the deferred share units shall be valued at the Fair Market Value of Common Stock. Deferred share units shall accrue dividends at the rate paid on the Common Stock and shall be credited in the form of additional deferred share units. Deferred share units shall be distributed in shares of Common Stock, or, in the discretion of the Committee, by the payment of cash equal to the aggregate Fair Market Value of the shares of Common Stock which the Company would otherwise be obligated to deliver, upon the termination of employment of the Participant or at such other date as may be approved by the Committee over a period of no more than 10 years.

(c) The Committee may, at its sole discretion, allow for the early payment of a Participant’s deferred share units account in the event of an “unforeseeable emergency” or in the event of the death or Permanent Disability of the Participant. For the purposes of this section, an “unforeseeable emergency” is a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s beneficiary, the spouse of the Participant or the Participant’s beneficiary, or a dependent of the Participant or the Participant’s beneficiary; (ii) loss of the Participant’s (of the Participant’s beneficiary’s) property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or the Participant’s beneficiary, including any events or circumstances described in guidance issued by the IRS under section 409A of the Code. Such distributions shall be limited to the amount necessary to sufficiently address the financial hardship. Any distributions under this provision shall be consistent with the Regulations established under the Code. Additionally, the Committee may use its discretion to cause deferred share unit accounts to be distributed when continuing the program is no longer in the best interest of the Company.

(d) No rights to deferred share unit accounts may be assigned or subject to any encumbrance, pledge or charge of any nature except that a Participant may designate a beneficiary pursuant to any rules established by the Committee.

11. Terms and Conditions of Restricted Stock and Restricted Stock Unit Awards

(a) Each Award of Restricted Stock or Restricted Stock Units under the Plan shall be evidenced by an Award Agreement between the Participant and the Company in such form as the Committee may approve, which agreement shall be subject to the terms and conditions of this Plan and shall contain such terms and conditions as the Committee shall prescribe.

(b) Restricted Stock may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services; provided, however, that to the extent that an Award consists of newly issued Restricted Stock, the Participant shall furnish consideration with a value not less than the par value of such Restricted Stock in the form of cash equivalents or past services rendered to the Company, as the Committee may determine.

(c) Each award of Restricted Stock or Restricted Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. During any restricted period, the Participant shall not be permitted to sell, transfer, pledge or assign any Restricted Stock awarded under this Plan. In the event of the Participant’s retirement, Permanent Disability or death, or in cases of special circumstances, the Committee, in its sole discretion may waive, in whole or in part, any or all remaining restrictions with respect to such Participant’s Restricted Stock. Notwithstanding the foregoing, each Award Agreement shall provide that all Restricted Stock and Restricted Stock Units subject to the agreement shall become fully vested in the event that a Change in Control occurs.

(d) The Committee shall establish the criteria upon which the restriction period shall be based. Restrictions may be based upon either the continued employment of the Participant or upon the attainment by the Company of one or more measures of operating performance, including, but not limited to: revenue, net income, EBITDA, cash flow and financial return ratios.

The Committee shall establish the specific targets for the selected criteria. These targets may be set at a specific level or may be expressed as relative to the comparable measure at comparison companies or a defined index. Performance objectives may be established in combination with restrictions based upon the continued employment of the Participant. These targets may be based upon the total Company or upon a defined business unit.

In cases where objective performance criteria are established, the Committee shall determine the extent to which the criteria have been achieved and the corresponding level to which restrictions will be removed from the Award or the extent to which a Participant’s right to receive an Award should be lapsed in cases where the performance criteria have not been met and shall certify these determinations in writing. The Committee may provide for the determination of the attainment of such restrictions in installments where deemed appropriate.

(e) The holders of Restricted Stock awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. An Award Agreement, however, may require that the holders of Restricted Stock invest any cash dividends received in additional Restricted Stock. Such additional Restricted Stock shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

(f) When an Award of Restricted Stock is granted hereunder, the Company shall issue a certificate or certificates in respect of such Restricted Stock, which shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award similar to the following:

“The transferability of the shares represented by this certificate is subject to the terms and conditions (including forfeiture) of a Restricted Stock Agreement entered into between the registered owner and QuadraMed Corporation. A copy of such agreement is on file in the offices of the Secretary of the Corporation.”

(g) In order to enforce the restrictions, terms and conditions that may be applicable to a Participant’s shares of Restricted Stock, the Committee may require the Participant, upon the receipt of a certificate or certificates representing such shares, or at any time thereafter, to deposit such certificate or certificates, together with stock powers and other instruments of transfer, appropriately endorsed in blank, with the Company or an escrow agent designated by the Company under an escrow agreement in such form as by the Committee shall prescribe.

12. Non-Employee Director Option Grant Program

(a) Option Terms

1. Grant Dates. Nonqualified Stock Option grants under the Non-Employee Director Option Grant Program shall be made on the dates specified below:

A. Each individual who is first elected or appointed as a non-employee Board member at any time shall automatically be granted, on the date of such initial election or appointment, a Nonqualified Stock Option to purchase 46,000 shares of Common Stock (the “Initial Grant”), provided, that the individual has not previously been in the employ of the Company or any Subsidiary or Affiliate.

B. At each annual meeting of the stockholders beginning with the 2006 annual meeting of the stockholders, each individual who is to continue to serve as a non-employee Board member, whether or not that individual is standing for re-election to the Board at that particular annual meeting, shall automatically be granted a Nonqualified Stock Option to purchase 12,000 shares of Common Stock, provided such individual has not received an Initial Grant under this Non-Employee Director Option Grant Program as of the date of either of the preceding two (2) Annual Stockholder Meetings.

2. Exercise Price.

A. The exercise price per share shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock as of the grant date.

B. The exercise price shall be payable in one or more of the alternative forms authorized under Paragraph 8. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the exercise date.

3. Option Term. Each Option shall have a term of ten (10) years measured from the Option grant date.

4. Exercise and Vesting of Options. The right of a non-employee Board Member to exercise each initial 46,000-share Option grant shall vest as follows: (i) one-half of the Option shares shall vest upon the Participant’s completion of one (1) year of Board service measured from the Option grant date and (ii) the balance of the Option shares shall vest upon the Participant’s completion of his or her second year of Board service measured from such grant date. The right of a non-employee Board Member to exercise a 12,000-share Option grant shall vest in a series of 12 successive equal monthly installments over the Participant’s period of Board service.

5. Termination of Board Service. The following provisions shall govern the exercise of any Options held by the Participant at the time the Participant ceases to serve as a Board member:

A. The Participant shall have a two (2)-year period following the date of the Participant’s cessation of Board service in which to exercise each such option for the number of vested shares of Common Stock for which the Option is exercisable at the time of the Participant’s cessation of Board service.

B. In no event shall the Option remain exercisable after the expiration of the Option term. Upon the expiration of the post-termination exercise period or (if earlier) upon the expiration of the Option term, the Option shall terminate and cease to be outstanding for any vested shares for which the Option has not been exercised. However, the Option shall, immediately upon the Participant’s cessation of Board service for any reason other than death or Permanent Disability, terminate and cease to be outstanding to the extent the Option is not otherwise at that time exercisable for vested shares.

(b) Change In Control

In connection with any Change in Control, the shares of Common Stock at the time subject to each outstanding Option but not otherwise vested shall automatically vest in full so that each such

Option shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to such Option and may be exercised for all or any portion of those shares as fully-vested shares of Common Stock. Each such Option shall remain exercisable for such fully-vested Option shares until the expiration or sooner termination of the Option.

(c) Remaining Terms.

The remaining terms of each Option granted under the Non-Employee Director Option Grant Program shall be the same as the relevant terms in effect for Option grants made under Paragraphs 7 and 8.

13. Director Fee Option Grant Program

(a) Option Grants. Each non-employee Board member may elect to apply all or any portion of the annual retainer fee otherwise payable in cash for his or her service on the Board to the acquisition of a special option grant under this Director Fee Option Grant Program. Such election must be filed with the Company’s Chief Financial Officer prior to first day of the calendar year for which the annual retainer fee which is the subject of that election is otherwise payable. Each non-employee Board member who files such a timely election shall automatically be granted an Option under this Director Fee Option Grant Program on the first trading day in January in the calendar year for which the annual retainer fee which is the subject of that election would otherwise be payable.

(b) Option Terms. Each Option shall be a Nonqualified Stock Option governed by the terms and conditions specified below.

1. Exercise Price.

A. The exercise price per share shall be thirty-three and one-third percent (33 1/3%) of the Fair Market Value per share of Common Stock as of the Option grant date.

B. The exercise price shall become immediately due upon exercise of the Option and shall be payable in one or more of the alternate forms authorized under Paragraph 8. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

2. Number of Option Shares. The number of shares of Common Stock subject to the Option shall be determined pursuant to the following formula (rounded down to the nearest whole number):

X=(A)(Bx66 2/3%), where

X is the number of Option shares

A is the portion of the annual retainer fee subject to the non-employee Board member’s election, and

B is the Fair Market Value per share of Common Stock as of the Option grant date.

3. Exercise and Term of Options. The Option shall become exercisable for fifty-percent (50%) of the Option shares upon the Participant’s completion of six (6) months of Board service in the calendar year for which his or her election under this Director Fee Option Grant Program is in effect, and the balance of the Option shares shall become exercisable upon the Participant’s completion of twelve (12) months of Board service during that calendar year. Each Option shall have a maximum term of ten (10) years measured from the Option grant date.

4. Termination of Board Service. Should the Participant cease Board service for any reason (other than death or Permanent Disability) while holding one or more Options under this Director Fee Option Grant Program, then each such Option shall remain exercisable, for any or all of the shares for which the Option is exercisable at the time of such cessation of Board service, until the earlier of (i) the expiration of the ten (10)-year Option term or (ii) the expiration of the two (2)-year period measured from the date of such cessation of Board service. However, each Option held by the Participant under this Director Fee Option Grant Program at the time of his or her cessation of Board service shall immediately terminate and cease to remain outstanding with respect to any and all shares of Common Stock for which the Option is not otherwise at that time exercisable.

5. Death or Permanent Disability. Should the Participant’s service as a Board member cease by reason of death or Permanent Disability, then each Option held by such Participant under this Director Fee Option Grant Program shall immediately become exercisable for all the shares of Common Stock at the time subject to that Option, and the Option may be exercised for any or all of those shares as fully-vested shares until the earlier of (i) the expiration of the ten (10)-year Option term or (ii) the expiration of the two (2)-year period measured from the date of such cessation of Board service.

Should the Participant die after cessation of Board service but while holding one or more Options under this Director Fee Option Grant Program, then each such Option may be exercised, for any or all of the shares for which the Option is exercisable at the time of the Participant’s cessation of Board service (less any shares subsequently purchased by Participant prior to death) by the personal representative of the Participant’s estate or by the person or persons to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. Such right of exercise shall lapse, and the Option shall terminate, upon the earlier of (i) the expiration of the ten (10)-year Option term or (ii) the two (2)-year period measured from the date of the Participant’s cessation of Board service.

(c) Change in Control. In connection with any Change in Control, the shares of Common Stock at the time subject to each outstanding Option but not otherwise vested shall automatically vest in full so that each such Option shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to such Option and may be exercised for all or any portion of those shares as fully-vested shares of Common Stock. Each such Option shall remain exercisable for such fully-vested Option shares until the expiration or sooner termination of the Option.

(d) Remaining Terms. The remaining terms of each Option granted under this Director Fee Option Grant Program shall be the same as the terms in effect for option grants made under Paragraphs 7 and 8.

14. Cancellation and Rescission of Awards

(a) Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of the applicable Award Agreement and the Plan, or if the Participant engages in any “Detrimental Activity.” “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company or any Subsidiary or Affiliate, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company or any Subsidiary or Affiliate; (ii) the disclosure to anyone outside the Company or any of its Subsidiaries and Affiliates, or the use in other than the Company’s business, without prior written authorization from the Committee, of any confidential information or material, relating to the business of the Company or any of its Subsidiaries and Affiliates, acquired by the Participant either during or after his period of service with the Company; (iii) the failure or refusal to disclose promptly and to assign to the Company, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant while employed by or otherwise performing services for the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or Affiliate or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary or Affiliate to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in termination of the Participant’s employment for Cause (either as defined herein or in the Participant’s employment agreement with the Company); (v) any attempt directly or indirectly to induce any employee or other person performing services for the Company or any Subsidiary or Affiliate to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company or any Subsidiary or Affiliate; or (vi) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company or any Subsidiary or Affiliate.

(b) Upon exercise, payment or delivery pursuant to an Award, the Participant shall certify in a manner acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan. In the event a Participant fails to comply with the provision of paragraphs (a)(i)-(vi) of this Paragraph 14 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award, such exercise, payment or delivery may be rescinded within two years thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

15. Repurchase of Shares

(a) Unless and to the extent a different repurchase right or obligation is specified in a separate agreement with the Participant, the Common Stock acquired in connection with an Award issued under this Plan shall be subject to a right (but not an obligation) of repurchase by the Company as described in this Paragraph 15. If the Participant transfers any shares of Common Stock, then this Paragraph 15 shall apply to the transferee to the same extent as to the Participant.

(b) If the Company exercises the right of repurchase, it shall pay the Participant an amount equal to the Fair Market Value for each of the shares of Common Stock being repurchased.

16. Amendments and Discontinuance of the Plan; Modification of Awards

(a) The Board shall have the right at any time and from time to time to amend, modify, or discontinue the Plan; provided, however, that, except as provided in subparagraph 6(c), no such amendment, modification, or discontinuance of the Plan shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirement of Section 422 of the Code, Section 162(m) of the Code, or any Nasdaq or Stock Exchange listing requirements.

(b) Subject to the terms and conditions of, and within the limitations of the Plan, the Committee may modify, extend or renew Awards under the Plan; provided, however, that the Committee shall not have the authority, without the prior approval of the stockholders, to (i) amend any Option or SAR to reduce the exercise price of the Option or SAR, (ii) accept the surrender or cancellation of any Options or any SARs and grant new Options or SARs in substitution therefore at an exercise price that is less than the exercise price of the Options or SARs surrendered or cancelled or (iii) otherwise reprice any outstanding Option or SAR. Subject to the foregoing, no amendment of any Award shall be effective to revoke or alter the terms of any valid Award previously granted pursuant to the Plan without the consent of the Participant.

17. Plan Subject to Governmental Laws and Regulations

The Plan and the grant and exercise of Awards pursuant to the Plan shall be subject to all applicable governmental laws and regulations. Notwithstanding any other provision of the Plan to the contrary, the Board may in its sole and absolute discretion make such changes in the Plan as may be required to conform the Plan to such laws and regulations.

18. Exclusion From Retirement and Fringe Benefit Computation

No portion of any Award under this Plan shall be taken into account as “wages,” “salary” or “compensation” for any purpose, whether in determining eligibility, benefits or otherwise, under (i) any pension, retirement, profit sharing or other qualified or non-qualified plan of deferred compensation, (ii) any employee welfare or fringe benefit plan including, but not limited to, group insurance, hospitalization, medical, disability and severance programs, or (iii) any form of extraordinary pay including but not limited to bonuses, sick pay, vacation pay, termination indemnities or the like.

19. Non-Guarantee of Employment

Nothing in the Plan or in any Award granted pursuant to the Plan shall be construed as a contract of employment between the Company or any Subsidiary or Affiliate, and selection of any person as a Participant in the Plan will not give that person the right to continue in the employ of the Company or any Subsidiary or Affiliate, the right to continue to provide services to the Company or any Subsidiary or Affiliate or as a limitation of the right of the Company or any Subsidiary or Affiliate to discharge any Participant or any other person at any time.

20. Liability Limited; Indemnification

(a) To the maximum extent permitted by Delaware law, neither the Company, the Board or the Committee nor any of its members, shall be liable for any action or determination made with respect to this Plan.

(b) In addition to such other rights of indemnification that they may have, the members of the Board and the Committee shall be indemnified by the Company to the maximum extent permitted by Delaware law against any and all liabilities and expenses incurred in connection with their service in such capacity.

21. Miscellaneous

(a) The headings in this Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

(b) This Plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to principles of conflict of laws of any jurisdiction.

(c) All notices and other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if delivered or mailed, addressed to the Participant at the address contained in the records of the Company or to the Company at the principal executive offices of the Company.

22. Duration of the Plan

No Award shall be granted pursuant to the Plan after the tenth anniversary of the date the Plan was originally approved by the stockholders of the Company.

DIRECTIONS TO QUADRAMED 2007 ANNUAL MEETING

Directions to 12110 Sunset Hills Road, Reston, VA 20190

(703) 709-2300

DIRECTIONS	Directions from Dulles Airport	DISTANCE
1	Start going towards the AIRPORT EXIT on DULLES AIRPORT ACCESS RD	0.1

2	Take the VA-267 EAST/12-13-14 ramp towards RESTON PKWY/WIEHLE AVE/HUNTER MILL RD	1.3

3	Take the exit towards FAIRFAX COUNTY PKWY/HERNDON MONROE, exit number 11	0.1

4	Take the VA-7100 NORTH exit towards FAIRFAX COUNTY PKY	0.0

5	Turn Left onto FAIRFAX COUNTY PKY	0.5

6	Take the exit towards SUNSET HILLS RD EASTBOUND ONLY	0.0

7	Bear Right onto SUNSET HILLS RD	0.4

8	Turn Left at 12110 SUNSET HILLS RD	0.0

9	Arrive at destination

DIRECTIONS	Directions from Washington Reagan National Airport	DISTANCE
1	Start going towards the AIRPORT EXIT on B C ARRIVALS/BAG CLAIM	0.2

2	Continue on AIRPORT EXIT	0.3

3	Merge on GEORGE WASHINGTON MEMORIAL PKY NORTH towards GW PARKWAY NORTH	1.2

4	Follow the ramp to RICHMOND (I-66 W)/I-395 SOUTH/US-1 SOUTH	0.6

5	Take the ROSSLYN (I-66 W)/VA-110 NORTH exit towards JEFFERSON DAVIS HWY, exit number 9A	0.0

6	Continue onto JEFFERSON DAVIS HWY	2.1

7	Take the I-66 WEST ramp towards FRONT ROYAL/DULLES AIRPORT	7.6

8	Follow the ramp to DULLES AIRPORT (I-495 N) towards BALTIMORE	10.9

9	Take the exit towards RESTON PKWY, exit number 12	0.0

10	Bear Right onto RESTON PKY	0.1

11	Turn Left on SUNSET HILLS RD	0.5

12	Turn Right at 12110 SUNSET HILLS RD

13	Arrive at destination

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

QuadraMed®

Quality Care. Financial Health.

Proxy — QuadraMed Corporation

Notice of 2007 Annual Meeting of Stockholders - June 7, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF QUADRAMED CORPORATION

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on June 7, 2007 and the Proxy Statement and appoints David L. Piazza and David W. Wells, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of QuadraMed Corporation (QuadraMed) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2007 Annual Meeting of Stockholders to be held at QuadraMed’s offices located at 12110 Sunset Hills Road, Reston, Virginia 20190, and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side of this card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTORS LISTED ON THE REVERSE SIDE AND A VOTE FOR EACH OF THE LISTED PROPOSALS. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY

WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4 and 5.

(Items to be voted appear on reverse side.)

SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

QuadraMed®

Quality Care. Financial Health.

Using a black ink pen, mark your votes with an X as shown in ☒

this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 - 5.

1. Election of Directors for a term of one year:

For Withhold For Withhold For Withhold

01 - Robert L. Pevenstein 02 - Keith B. Hagen 03 - Lawrence P. English

04 - Robert W. Miller 05 - James E. Peebles

For Against Abstain For Against Abstain

2. Approve and ratify an amendment to the 2004 Stock 3. Approve and ratify an amendment to the 2004 Stock

Compensation Plan to increase the number of shares of Compensation Plan relating to the definition of fair market value.

Common Stock reserved for issuance under the Plan from 1,536,369 to 4,536,369 shares.

4. Approve BDO Seidman, LLP as QuadraMed’s Independent 5. Consider any other matters that property come before the meetng.

Registered Public Accounting Firm for the fiscal year ending December 31, 2007.

B Non-Voting Items

Change of Address — Please print new address below.

Signature 2 — Please keep signature within the box.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name or names appear hereon, including the title “Executor,” “Guardian,” etc. if the same is indicated. When joint names appear, both should sign. If stock is held by a corporation, this proxy should be executed by a proper officer thereof, whose title should be given.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box.

1UPX QDCI +

001CD40033 00BOEB

013319_COMPANY_BLANKS_1_41712383/000002/000002/i